UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant 
Check the appropriate box:
☑	Preliminary Proxy Statement
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	Definitive Proxy Statement
	Definitive Additional Materials
	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

XEDAR CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	Fee computed on the table below per Exchange Act Rules 14a-6 (i) (4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

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	(4)	Date Filed:

XEDAR CORPORATION
3773 Cherry Creek North Drive, Ste. 995
Denver, CO 80209
(303) 377-0033

April ___, 2009

Dear Stockholders:

On behalf of the Board of Directors and management of Xedar Corporation (“Xedar” or the “Company”), I cordially invite you to attend a Special Meeting of Stockholders (the “Meeting”) of the Company. The Meeting will be held in The Board Room at 3773 Cherry Creek North Drive, Denver, Colorado 80209, on May 28, 2009, at 1:15 p.m., Mountain Time.

At the Meeting, stockholders will be asked to vote upon the following:

1.                A proposal to amend Xedar’s Articles of Incorporation to change the number of issued and outstanding shares of Xedar by effecting a 1-for-101 reverse stock split, with cash paid in lieu of resulting fractional shares. The amendment would also change the number of authorized shares and the par value of Xedar’s common shares. The primary effect of the reverse stock split will be to reduce the Company’s total number of record holders to below 300 persons by cashing out any shareholders with less than 101 shares. This will allow the Company to cease registration of its common stock under the Securities Exchange Act of 1934, as amended. The Company anticipates that the reverse stock split will result in material cost savings to the Company beginning in 2009, while also allowing management to focus on managing Xedar’s business and growing shareholder value. The Board of Directors unanimously recommends that you vote “FOR” this proposal; and

2.                A proposal for the adjournment or postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to adopt the reverse stock split referred to in item 1. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

I encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

Thank you for your prompt attention to this important matter.

Sincerely,

/s/ Hugh H. Williamson, III
Hugh H. Williamson, III
President, CEO and Chairman

XEDAR CORPORATION
3773 Cherry Creek North Drive, Ste. 995
Denver, CO 80209
(303) 377-0033

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 28, 2009

Notice is hereby given that a Special Meeting of Stockholders (the “Meeting”) of Xedar Corporation (“Xedar” or the “Company”) will be held in The Board Room at 3773 Cherry Creek North Drive, Denver, Colorado 80209, on May 28, 2009, at 1:15 p.m., Mountain Time. A Proxy Statement and a proxy card for the Meeting are enclosed.

The Meeting is for the following purposes:

1. To consider and vote upon a proposal to amend Xedar’s Articles of Incorporation to effect a 1-for-101 reverse stock split of Xedar’s common shares (the “Reverse Stock Split”). As a result of the Reverse Stock Split, (a) each stockholder owning fewer than 101 common shares of Xedar immediately before the effective time of the Reverse Stock Split will receive $1.00 in cash, without interest, for each Xedar common share owned by such stockholder immediately prior to the Reverse Stock Split and will no longer be a stockholder of Xedar; (b) each stockholder holding 101 or more Xedar shares immediately before the effective time of the Reverse Stock Split will receive one share for each 101 shares held before the Reverse Stock Split and in lieu of any fractional shares following the Reverse Stock Split, will receive $1.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction. The proposed amendment to Xedar’s Articles of Incorporation is attached as Exhibit A to the accompanying Proxy Statement; and

2. To consider and vote upon a proposal for the adjournment or postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to adopt the Reverse Stock Split referred to in item 1.

The primary effect of the Reverse Stock Split will be to reduce the Company’s total number of record holders to below 300 persons by cashing out any shareholders with less than 101 shares. This will allow the Company to cease registration of its common stock under the Securities Exchange Act of 1934, as amended. The Company anticipates that the Reverse Stock Split will result in cost savings to the Company beginning in 2009 and on an annual basis thereafter.

Such other business as may properly come before the Meeting or any adjournment or postponement thereof will also be considered. The Board of Directors is not aware of any other business to come before the Meeting, and unanimously recommends that you vote “FOR” the foregoing proposals.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on April 28, 2009 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

You are requested to complete and sign the enclosed proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

XEDAR’S BOARD OF DIRECTORS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED REVERSE STOCK SPLIT, HAS DETERMINED THAT THE REVERSE STOCK SPLIT IS FAIR TO, AND IN THE BEST INTERESTS OF, XEDAR AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AND “FOR” THE APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT THE REVERSE STOCK SPLIT AT THE TIME OF THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Craig A. Parker
Craig A. Parker
Director

Denver, Colorado
April ___, 2009

IMPORTANT:

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

XEDAR CORPORATION
3773 Cherry Creek North Drive, Ste. 995
Denver, CO 80209
(303) 377-0033

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 28, 2009

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Xedar Corporation (“Xedar”, the “Company,” “we” or “us”) of proxies to be used at the Special Meeting of Stockholders of the Company (the “Meeting” or the “Special Meeting”) to be held in The Board Room at 3773 Cherry Creek North Drive, Denver, Colorado 80209, on May 28, 2009, at 1:15 p.m., Mountain Time, and all adjournments and postponements of the Special Meeting. The Company’s principal executive offices are located at 3773 Cherry Creek North Drive, Ste. 995, Denver, Colorado 80209, and its telephone number at that location is (303) 377-0033.

At the Special Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to amend the Restated Articles of Incorporation, as amended (the “Articles”), of Xedar to effect a 1-for-101 reverse stock split (the “Reverse Stock Split”) of Xedar’s common shares, no par value (“Xedar shares” or “shares”). If the Reverse Stock Split is completed:

•
Each stockholder owning fewer than 101 Xedar shares immediately before the Reverse Stock Split will receive $1.00 in cash, without interest, in exchange for each share owned immediately prior to the Reverse Stock Split and will no longer be a stockholder of Xedar; and

•
Each stockholder holding 101 or more Xedar shares immediately before the effective time of the Reverse Stock Split will receive one share for each 101 shares held before the Reverse Stock Split and in lieu of any fractional shares following the Reverse Stock Split, will receive $1.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction.

The proposed amendment to Xedar’s Articles to accomplish the Reverse Stock Split is attached as Exhibit A to this Proxy Statement.

At the Meeting, stockholders will also be asked to consider and vote upon a proposal for the adjournment or postponement of the Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Meeting to adopt the Reverse Stock Split.

We cannot complete the Reverse Stock Split unless the holders of at least a majority of a quorum of stockholders present in person or by proxy at the Meeting approve the Reverse Stock Split.  A quorum consists of a majority of the issued and outstanding Xedar shares on April 28, 2009 (the “Record Date”).  On the Record Date there were 35,318,526 Xedar shares issued and outstanding. The executive officers and directors of Xedar, who together own approximately 20.3% of the Xedar shares outstanding on the Record Date, have indicated they will vote all shares for which they hold or share voting power in favor of the Reverse Stock Split. The date, time and place of the Special Meeting at which the stockholders of Xedar will be asked to vote upon the Reverse Stock Split and the adjournment proposals are as follows:

May 28, 2009
1:15 p.m., Mountain Time
The Board Room
3773 Cherry Creek North Drive
Denver, Colorado 80209

We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. The accompanying Notice of Special Meeting, form of proxy, and this Proxy Statement are first being mailed to stockholders on or about April ___, 2009.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY XEDAR.

PERSONS MAKING THE SOLICITATION

The accompanying proxy is being solicited on behalf of Xedar’s Board of Directors. In addition to mailing the proxy materials, solicitation may be made in person or by telephone by directors, officers or regular employees of the Company, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the Meeting will be borne by Xedar. Xedar will request banks, brokers and other nominees to forward proxy materials to beneficial owners of Xedar shares held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

IMPORTANT NOTICE

Xedar has not authorized any other person or entity to give any Xedar stockholder information or to make any representations with respect to the transaction contemplated in this Proxy Statement. YOU SHOULD NOT RELY ON ANY INFORMATION UNLESS SUCH INFORMATION IS PROVIDED DIRECTLY BY XEDAR. The information contained in this Proxy Statement is correct as of the date of the Proxy Statement, regardless of when it is received or when the Xedar shares are converted. We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document. You should not interpret the contents of this Proxy Statement or any communication from Xedar, whether written or oral, as legal, tax, accounting or other expert advice. YOU SHOULD CONSULT YOUR OWN LAWYERS, ACCOUNTANTS, OR OTHER PROFESSIONAL ADVISORS, AS APPROPRIATE.

REVERSE STOCK SPLIT SUMMARY TERM SHEET

The following is a summary of the material terms of the Reverse Stock Split. While this summary describes what we believe are the material terms and conditions of the Reverse Stock Split, this Proxy Statement contains a more detailed description of these terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

Information About the Reverse Stock Split

The Reverse Stock Split will consist of the following steps:

•
A 1-for-101 reverse stock split of Xedar shares will occur on the date that the Colorado Secretary of State accepts for filing articles of amendment to our Articles (the “Effective Date”). It is the intention of management of the Company to file such articles of amendment within 24 hours following the conclusion of the Special Meeting contemplated in this Proxy Statement. As a result:

•
Each holder of less than 101 Xedar shares immediately before the Reverse Stock Split will receive cash in the amount of $1.00, without interest, for each share held immediately before the Reverse Stock Split and will no longer be a stockholder of Xedar.

•
Each stockholder holding 101 or more Xedar shares immediately before the effective time of the Reverse Stock Split will receive one share for each 101 shares held before the Reverse Stock Split and, in lieu of any fractional shares following the Reverse Stock Split, will receive $1.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction.

•
Xedar intends to treat stockholders holding its common stock in street name in the same manner as record holders. Prior to the Effective Date, Xedar will conduct an inquiry of all brokers, banks and other nominees that hold shares of Xedar common stock in street name, ask them to provide information on how many shares held by beneficial holders will be cashed out, and request that they effect the Reverse Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Accordingly, if you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee.

Please see the sections of this Proxy Statement entitled “Special Factors — Effects of the Reverse Stock Split” and “Reverse Stock Split Proposal — Summary and Structure” for more information on the structure of the Reverse Stock Split.

Purpose of and Reasons for the Reverse Stock Split

•
The Reverse Stock Split is intended to reduce the number of record holders of Xedar shares below 300 and enable us to terminate the registration of, or deregister, our shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
We intend to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate the registration of our shares and suspend our filing obligations as soon as possible after completion of the Reverse Stock Split. Upon filing the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15 unless the SEC denies the termination (because it believes the certification is incorrect or improper).

•	Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file and furnish proxy statements under Section 14 of the Exchange Act will also be terminated. As a result, Xedar will no longer be a public reporting company. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of common shares in excess of 300.

•
We estimate annual cost savings of approximately $470,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements arising under the Exchange Act.

•
The Reverse Stock Split will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings and requirements, and will therefore enable management to focus on managing Xedar’s business and growing shareholder value.

•
The Reverse Stock Split will reduce man-hours related to the administration of small stockholder accounts. As of the Record Date, we estimate that we have approximately 190 stockholders of record (“small lot shareholders”) that hold fewer than 101 shares. These stockholders hold approximately 14,000 shares, or .004%, of our outstanding shares of common stock, but represent approximately 59% of our total number of record holders.

We are proposing this transaction because our Board of Directors has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh the advantages associated with being an SEC-reporting company and that the Reverse Stock Split currently constitutes the most expeditious, efficient, cost effective and fair method to convert Xedar from a public reporting company to a non-public, non-reporting company. However, additionally, Xedar may, from time to time, enter into separate, privately negotiated, transactions with various small lot shareholders to purchase such small lot shares in furtherance of Xedar’s goal to reduce the number of record holders well below 300 persons.  Please see the sections of this Proxy Statement entitled “Special Factors — Purpose of and Reasons for the Reverse Stock Split, — Effects of the Reverse Stock Split” and “Reverse Stock Split Proposal — Background of the Reverse Stock Split, — Summary and Structure, — Recommendation of the Board of Directors” for more information on the principal reasons for the Reverse Stock Split.

Fairness of the Reverse Stock Split

•
The Board of Directors believes that the Reverse Stock Split is in Xedar’s best interests and is fair to the affiliated and unaffiliated holders of Xedar shares, including those holders whose shares will be cashed out in the Reverse Stock Split (“Cashed Out Holders”) and those who will remain holders of Xedar shares after the Reverse Stock Split (“Continuing Holders”). Both the Cashed Out Holders and the Continuing Holders will receive cash in lieu of any fractional shares. The factors the Board of Directors considered in determining the fairness of the Reverse Stock Split are described in greater detail in this Proxy Statement.

•
The Board of Directors has set $1.00 per pre-split share (the “Cash Out Price”) as the cash consideration to be paid by Xedar to stockholders instead of issuing fractional shares (i.e., portions of shares other than whole shares) in connection with the Reverse Stock Split. The Board of Directors made this determination in good faith after careful consideration of the material factors more particularly set forth in the section of this Proxy Statement entitled “Special Factors.”  The Board of Directors did not engage any independent party or valuation firm to opine on whether the Cash Out price is fair to the holders of Xedar’s common stock.

•
The Cash Out Price of $1.00 per Xedar share represents (i) a premium of 35% over the average closing price of Xedar shares over the one year period prior to and including April 3, 2009, which was $0.74 per share, (ii) a premium of 223% over the average closing price of Xedar shares over the 3-month period prior to and including April 3, 2009 which was $0.31 per share, and (iii) a premium of 355% over the closing price of Xedar shares on April 3, 2009, which was $0.22 per share.

•
The Board of Directors’ analysis of the Company as a going concern performed in conjunction with the proposed Reverse Stock Split found a value between $0.00 and $0.22 per share, giving consideration to the discounted cash flows of the Company on the basis of a five year projection from 2009 through 2013.

•
The Company’s net book value, based on the historical cost of the Company’s assets and liabilities, is $(0.03) per common share. While the Board of Directors reviewed the net book value of the Xedar shares in connection with the proposed Reverse Stock Split, the Board of Directors did not view it as being relevant to the fair value to be paid to stockholders for fractional shares resulting from the Reverse Stock Split. Net book value is based on the historical cost of our assets. The value of items, such as our positive business reputation, goodwill, and other intangible assets (particularly since Xedar will continue its business substantially as currently conducted after the Reverse Stock Split) are not included in a determination of net book value.

•
The common stock of the Company would likely have no positive value in the case of liquidation, as the Board made a determination that the assets of the Company would be worth far more in a reorganization than in a liquidation process, which in all likelihood would result in no value for the holders of Xedar shares.

•
The reduction in the total number of stockholders following the Reverse Stock Split may further reduce the liquidity of the Company’s shares and make it more difficult for Continuing Holders to sell their shares. However, even prior to the effects of a Reverse Stock Split, there is very limited liquidity for Xedar shares. The reduced liquidity may also cause a decrease in the price at which Continuing Holders may sell their shares in the future.

•
The Company’s shares will cease trading on the OTC Bulletin Board. However, the Company intends to have its shares quoted in the pink sheets-limited information tier after the Reverse Stock Split. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months. If, however, a qualified broker-dealer is not willing to quote the Xedar shares, stockholders will be unable to use the pink sheets to trade Xedar shares.

•
Cashed Out Holders will be cashed out involuntarily and will have no further financial interest in Xedar and will not have the opportunity to participate in the potential appreciation in the value of Xedar shares unless such Cashed Out Holders purchase Company shares in the open market after the Effective Date.

•	The Reverse Stock Split provides Cashed Out Holders with an opportunity to liquidate their Xedar shares at a premium without paying brokerage commissions or other transaction fees.

•
The Reverse Stock Split will not impact affiliated holders of Xedar shares differently than unaffiliated holders of our shares on the basis of affiliate status. The sole determining factor as to whether a stockholder will remain a stockholder of Xedar after the Reverse Stock Split is the number of shares held immediately prior to the Reverse Stock Split.

•
The Reverse Stock Split will have minimum effect on the Continuing Holders’ relative voting power. An estimated 14,000 shares, which is only .004% of the 35,318,526 outstanding Xedar shares as of the Record Date, will be eliminated as a result of the Reverse Stock Split, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Reverse Stock Split. For example, the executive officers and directors of Xedar currently own approximately 20.3% of the outstanding Xedar shares, and will own approximately 20.3% of the outstanding Xedar shares following the Reverse Stock Split.

•
Under Colorado Law and the Company’s Articles, the affirmative vote of the holders of at least a majority of a quorum of stockholders present in person or by proxy at the Meeting is necessary to approve the Reverse Stock Split. Cashed Out Holders currently own in the aggregate approximately .004% of the Company’s outstanding common shares. Consequently, the aggregate voting power of the Cashed Out Holders is not sufficient to allow them to collectively determine the outcome of the Reverse Stock Split proposal.

•
After completion of the Reverse Stock Split and the subsequent deregistration of our shares, Xedar will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that Xedar’s chief executive officer and chief financial officer certify the accuracy of the financial statements contained in Xedar’s Exchange Act filings.

•
Directors, executive officers and any stockholders who own more than 10% of Xedar’s outstanding common shares will experience certain advantages after the Reverse Stock Split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be publicly available.

•	No appraisal or dissenters’ rights are available under Colorado Law or the Company’s Articles to holders of the Company’s shares who vote against the Reverse Stock Split.

Please see the sections of this Proxy Statement entitled “Special Factors — Fairness of the Reverse Stock Split,” “Reverse Stock Split Proposal — Background of the Reverse Stock Split, — Recommendation of the Board of Directors,” and “Opinion of Valuation Research Corporation,” for more information regarding the fairness of the Reverse Stock Split.

Voting Information

•
The Reverse Stock Split requires the approval of the affirmative vote of at least a majority of a quorum of stockholders present in person or by proxy at the Meeting (i.e., if a quorum exists at the Meeting, the votes cast favoring the Reverse Stock Split must exceed the votes cast opposing the Reverse Stock Split).  As of the close of business on the Record Date, there were 35,318,526 Xedar shares outstanding and entitled to vote at the Meeting. The executive officers and directors of Xedar who have indicated they will vote in favor of the Reverse Stock Split together own approximately 20.3% of the Xedar shares outstanding and are entitled to vote at the Meeting.

Please see the section of the Proxy Statement entitled “Meeting and Voting Information” for more information.

Material United States Federal Income Tax Consequences

•	Xedar will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Reverse Stock Split.

•	Stockholders who receive no cash as a result of the Reverse Stock Split will not recognize any gain or loss for federal income tax purposes.

Please see the section of the Proxy Statement entitled “Reverse Stock Split Proposal — Material United States Federal Income Tax Consequences” for further information regarding the federal income tax consequences to stockholders who receive cash in exchange for their Xedar shares as a result of the Reverse Stock Split.

Unavailability of Appraisal or Dissenters’ Rights

•
A stockholder of Xedar does not have the right under Colorado Law or Xedar’s Articles to demand the appraised value of the stockholder’s Xedar shares or any other dissenters’ rights, whether or not the stockholder votes in favor of the Reverse Stock Split.

Termination of Reverse Stock Split

•
The Board of Directors will have the discretion to determine if and when to effect the Reverse Stock Split, and reserves the right to abandon the transaction after stockholder approval and before the effective time of the Reverse Stock Split, if for any reason the Board of Directors determines that, in the best interests of the Company or its stockholders, it is no longer advisable to proceed with the Reverse Stock Split. Although the Board of Directors presently believes that the Reverse Stock Split is in Xedar’s best interests and has unanimously recommended a vote for the Reverse Stock Split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Reverse Stock Split. Among other things, the Board of Directors may withdraw the Reverse Stock Split from the agenda or cancel the Meeting if any of the following occur: (1) a change in the nature of the Company’s shareholdings that (a) would prevent us from reducing the number of record holders below 300 as a result of the Reverse Stock Split, or (b) would reduce the number of record holders below 300 persons without effecting the Reverse Stock Split; (2) a change in the number of shares to be exchanged for cash in the Reverse Stock Split that would substantially increase the cost and expense of the Reverse Stock Split (as compared to what is currently anticipated); or (3) any adverse change in our financial condition that would render the Reverse Stock Split inadvisable.

Unclaimed Property Laws

•	All cash amounts payable in lieu of fractional shares that remain unclaimed will be subject to applicable state laws regarding abandoned property.

Please see the section of the Proxy Statement entitled “Reverse Stock Split Proposal — Unclaimed Property Laws” for more information.

CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement, the words or phrases “believe,” “expects,” “intends,” “targeted,” “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. Xedar cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that Xedar’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information discussed in this Proxy Statement, the Company will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled “Available Information.”

Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009, as set forth in Item 1A – Risk Factors, thereof.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address potential questions regarding the Special Meeting and the Reverse Stock Split. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits to this Proxy Statement, and any information and documents referred to or incorporated by reference in this Proxy Statement.

Q:	What is the date, time and place of the Special Meeting?

A:	The Meeting will be held in The Board Room at 3773 Cherry Creek North Drive, Denver, Colorado 80209, on May 28, 2009, at 1:15 p.m., Mountain Time.

Q:	What will stockholders be asked to vote upon at the Special Meeting?

A:	We will ask our stockholders to approve the following proposals:

1. 1. To amend Xedar’s Articles to effect the Reverse Stock Split; and

2.  2. To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split.

Q:	What is the Reverse Stock Split proposal?

A:
We are proposing that our stockholders approve a reverse 1-for-101 stock split of our outstanding shares, which is accomplished through the amendment of our Articles.  The purpose of the Reverse Stock Split is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our stockholders of record to fewer than 300. As a result, we expect to terminate the registration of our common stock under federal securities laws.

Q:	If the Company suspends its SEC-reporting obligations, will it still publish quarterly financial results?

A:
Yes. We plan to publicly post our annual and quarterly financial statements.  However, there is no requirement that we do so, and if provided, these documents will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders. As noted elsewhere, should we choose to make any information available from time to time, such a decision would be at our complete discretion and should in no way be interpreted to mean that the same type of information will be supplied in the future.

Q:	Why should I vote to approve the Reverse Stock Split?

A:
The Board of Directors believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of the shares. The Reverse Stock Split will also serve as a source of liquidity for those stockholders who receive cash for their shares. In addition, the Reverse Stock Split will provide Cashed Out Holders with an opportunity to liquidate their shares at a premium to recent trading prices without paying brokerage commissions or other transaction fees.

Q:	What will I receive in the Reverse Stock Split?

A:
If you are the owner of fewer than 101 Xedar shares on the date of the Reverse Stock Split, you will receive $1.00 in cash, without interest, from us for each pre-split share you own. If you are the owner of more than 101 Xedar shares on the date of the Reverse Stock Split, you will receive one share for each 101 shares held before the Reverse Stock Split and, in lieu of any fractional shares following the Reverse Stock Split, will receive $1.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction.

Q:	How will the Reverse Stock Split affect the Company’s directors, executive officers and their affiliates?

A:
We expect that none of our executive officers, directors or their affiliates will be cashed out in the Reverse Stock Split given their level of ownership of the Company’s shares, though 0 officers and 0 directors will each receive a nominal amount of cash for fractional shares that are cashed out. The Reverse Stock Split will have no material effect on our directors, executive officers and their affiliates except that the total ownership of the Company’s common stock owned by such affiliated stockholders will increase slightly. In addition, our directors, executive officers and their affiliates will no longer be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

Q:	How will the Reverse Stock Split affect the day to day operations of the Company?

A:
Though the Reverse Stock Split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing Xedar’s business and growing shareholder value, and will eliminate SEC compliance costs incurred by the Company of approximately $470,000 on an annual basis.

Q:	What are the accounting consequences of the Reverse Stock Split?

A:
On the Effective Date of the Reverse Stock Split, the Company will (i) change the number of issued and outstanding shares of Xedar common stock by dividing the total issued and outstanding shares by 101, and (ii)  pay cash in lieu of any resulting fractional shares. The repurchased shares will constitute authorized but unissued shares. The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any other material accounting consequence would arise as a result of the Reverse Stock Split.

Q:	How was the price of $1.00 in cash for each pre-split share determined?

A:
In arriving at the $1.00 in cash for each pre-split share, the Board of Directors analyzed the average closing price for the stock over a range of time periods, in order to ensure that it captured the long-term value of the stock rather than short term values affected by recent stock market volatility. The Cash Out Price of $1.00 per pre-split Xedar share represents (i) a premium of 35% over the average closing price of Xedar shares over the one year prior to and including April 3, 2009, which was $0.74 per share, (ii) a premium of 223% over the average closing price of Xedar shares over the 3-month period prior to and including April 3, 2009, which was $0.31 per share, and (iii) a premium of 355% over the closing price of Xedar shares on April 3, 2009, which was $0.22 per share. The Board of Directors did not engage any independent party or valuation firm to opine on whether that price was fair to the holders of the Company’s common stock.

Q:	How will the Company pay the stockholders who will receive cash pursuant to the Reverse Stock Split?

A:	The Company has sufficient cash to pay for all the fractional shares expected to be cashed out in connection with the Reverse Stock Split.

Q:	Why is 101 shares the “cutoff” number for determining which stockholders will be cashed out and which stockholders will remain as stockholders of Xedar?

A:
We estimate that a 101 share “cutoff’’ will result in approximately 130 stockholders of record immediately after the Reverse Stock Split is effectuated.  These stockholders, who owned approximately 99.996% of the issued and outstanding shares of the Company prior to the Reverse Stock Split, will own approximately 100% of the Company immediately after the Reverse Stock Split if it is approved and effected. This reduced number of stockholders will permit us to deregister with the SEC and will provide a “cushion” to help ensure that the record number of stockholders does not increase again to over 300 in the foreseeable future.

Q:	Is there a limit on the number of shares Xedar will exchange for cash?

A:
Xedar has not set a limit on the number of shares it will exchange for cash. However, the Board of Directors may, in its discretion, cancel the Special Meeting or abandon the Reverse Stock Split if it determines the Reverse Stock Split is not in the best interests of Xedar, including if there is a change in the number of shares that will be exchanged for cash that would substantially increase the cost of the Reverse Stock Split from what is currently anticipated.

Q:	Why should I vote to approve the adjournment proposal?

A:
We are proposing that our stockholders approve a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve the Reverse Stock Split.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How will I know if Xedar decides to cancel the Special Meeting?

A:	The Board of Directors will promptly notify stockholders of the decision by mail if time permits or by announcement at the Special Meeting.

Q:	May I buy additional shares in order to remain a stockholder of Xedar?

A:
Yes. As long as you are able to acquire a sufficient number of shares so that you are the owner of 101 or more shares which are held in the same name and in the same account prior to the Effective Date, your Xedar shares will not be cashed out in the Reverse Stock Split.

Q:	What happens if I buy shares after April 28, 2009?

A:
Shares bought after April 28, 2009 (the record date for voting at the Special Meeting) are not entitled to vote, and as with all other shares, will be subject to the Reverse Stock Split on the Effective Date.

Q:	What if I hold my shares in “street name”?

A:
It is our desire to treat stockholders who hold shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, we or Corporate Stock Transfer, Xedar’s transfer agent and the exchange agent for the Reverse Stock Split (the “Transfer Agent” or “Exchange Agent”), will not attempt to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Reverse Stock Split. Accordingly, if you hold your shares of our common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

Q:	What is the recommendation of our Board of Directors regarding the proposals?

A:
Our Board of Directors has determined that the Reverse Stock Split is advisable and in the best interests of both the Continuing Holders and the Cashed Out Holders. Our Board of Directors has approved the Reverse Stock Split and unanimously recommends that you vote “FOR” the amendment to the Articles so the Reverse Stock Split may be effected and “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split.

Q:	When is the Reverse Stock Split expected to be completed?

A:
Our Special Meeting will be held on May 28, 2009. We need to file the necessary amendment with the Colorado Secretary of State for the Reverse Stock Split to become effective. If the proposed amendment to our Articles is approved at the Special Meeting, we expect the Reverse Stock Split to be completed as soon as practicable thereafter, likely within twenty-four hours.

Q:	What if the proposed Reverse Stock Split is not completed?

A:
If the Reverse Stock Split is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC, unless or until such times the number of record holders of Xedar shares is reduced to below 300 persons by another means.

Q:	Who is entitled to vote at the Special Meeting?

A:
Holders of record of Xedar shares on the Record Date, April 28, 2009, are entitled to vote at the Meeting. Each of our stockholders is entitled to one vote for each common share owned on the Record Date.  Our stockholders vote together, as a single voting group.

Q:	What vote is required for our stockholders to approve the Reverse Stock Split?

A:
The Reverse Stock Split requires the approval of the affirmative vote of at least a majority of a quorum of stockholders present in person or by proxy at the Meeting (i.e., if a quorum exists at the Meeting, the votes cast favoring the Reverse Stock Split must exceed the votes cast opposing the Reverse Stock Split).  A majority of a quorum must vote “FOR” the Reverse Stock Split.

Q:	What vote is required for our stockholders to approve the proposal to adjourn or postpone the Meeting, if necessary or appropriate to solicit additional proxies?

A:
The adjournment or postponement of the Meeting requires the approval of the affirmative vote of at least a majority of a quorum of stockholders present in person or by proxy at the Meeting (i.e., if a quorum exists at the Meeting, the votes cast favoring the adjournment or postponement must exceed the votes cast opposing the adjournment or postponement).  A majority of a quorum must vote “FOR” the adjournment or postponement of the Meeting. Provided, however, if less than a quorum is represented at the meeting, a majority of the votes represented may adjourn the meeting for a period not to exceed 120 days.

Q:	What happens if I do not return my proxy card?

A:
Unless you vote in person, a failure to return your proxy card will have the same effect as voting against the Reverse Stock Split. The failure to return a proxy card will not affect the outcome of the vote regarding the adjournment or postponement of the meeting.

Q:	Can I change my vote after I have mailed my proxy card?

A:
Yes. You may revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as the new proxy or written revocation is received by the Company before the proxy is exercised, or (ii) attending the Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised.

Q:	What do I need to do now?

A:
After reading and considering the information contained in this Proxy Statement, please vote your Xedar shares as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the Meeting. If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Will I have appraisal or dissenters’ rights in connection with the Reverse Stock Split?

A:	No. Under Colorado Law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the Reverse Stock Split.

Q:	Should I send in my share certificates now?

A:	No. If the Reverse Stock Split is approved, our Exchange Agent will send you written instructions in a letter of transmittal for exchanging your share certificates.

Q:	What is the approximate length of time between the Effective Date of the Reverse Stock Split and the date on which stockholders will receive cash payments for their fractional shares?

A:
As soon as practicable after filing the amendment to our Articles of Incorporation with the Colorado Secretary of State and the amendment becoming effective, shareholders will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing Xedar shares to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal to the Exchange Agent, each shareholder entitled to receive payment will receive payment from the Company as outlined in the letter of transmittal. Shareholders should allow for approximately five business days after mailing for the Exchange Agent to receive the letter of transmittal and approximately ten business days following receipt of materials by the Exchange Agent for payment to be made. No interest will be made on cash payments from the Effective Date of the Reverse Stock Split and payment date. In the event we are unable to locate a shareholder, or if a shareholder fails to properly complete, execute and return the letter of transmittal to the Exchange Agent, any funds payable to such shareholder pursuant to the Reverse Stock Split will be administered in accordance with the relevant state abandoned property laws.

Q:	If the Reverse Stock Split is completed and I am still a shareholder, will I be able to buy or sell shares in a public market?

A:
After completing the Reverse Stock Split, the liquidity of the shares in public markets will be reduced. It is the intention of the Board of Directors that the Company’s shares be quoted in the pink sheets — limited information tier following the Reverse Stock Split. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months. If, however, a qualified broker-dealer is not willing to quote the Xedar shares, stockholders will be unable to use the pink sheets to trade Xedar shares.

Q:	Who can help answer my questions?

A:
If you have questions about the Reverse Stock Split, you should contact Steven M. Bragg, CFO of Xedar, at 3773 Cherry Creek North Drive, Ste. 995, Denver, Colorado 80209, telephone number (303) 377-0033.

SPECIAL FACTORS

Description of the Reverse Stock Split

At the Special Meeting, you will be asked to consider and vote upon a proposal to amend Xedar’s Articles of Incorporation to (i) change the number of issued and outstanding common shares of Xedar by dividing the total issued and outstanding common shares by 101; and (ii) paying cash in lieu of any resulting fractional shares. As a result of this Reverse Stock Split, (a) each stockholder owning fewer than 101 shares of Xedar immediately before the Reverse Stock Split will receive $1.00 in cash, without interest, for each Xedar common share owned by such stockholder immediately prior to the Reverse Stock Split and will no longer be a stockholder of Xedar; and (b) each stockholder holding 101 or more Xedar shares immediately before the effective time of the Reverse Stock Split will receive one share for each 101 shares held before the Reverse Stock Split and, in lieu of any fractional shares following the Reverse Stock Split, will receive $1.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction. The proposed amendment to Xedar’s Articles is attached as Exhibit A to this Proxy Statement.

Purpose of and Reasons for the Reverse Stock Split

The purpose of the Reverse Stock Split is to reduce the number of record holders of Xedar shares below 300 and enable us to terminate Xedar’s status as a public reporting company with the SEC and thereby reduce the financial and managerial costs incurred by Xedar with respect to such status. In the face of the continuing negative economic climate faced by public companies generally, and faced by Xedar in particular, the Board of Directors established the Strategic Alternatives Committee, a special committee of the Board consisting entirely of independent directors, by resolution of the Board of Directors at a meeting on January 21, 2009.  After careful analysis and deliberation in light of current recession related economic conditions, the Strategic Alternatives Committee determined that Xedar  has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced shareholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to Xedar’s shares, the low market price of Xedar’s shares, and continued downward pressure on the price of Xedar’s shares.  The Strategic Alternatives Committee, after a thorough analyses of the Company’s operating cost structure, determined that the costs involved in remaining public, which have exceeded $460,000 annually in past years, have not benefited the shareholders, and that the shareholders will not in the foreseeable future benefit from public company status.  As a result, the Strategic Alternative Committee recommended to the full Board of Directors that it consider various ways in which the Company might deregister its shares and exit the public company reporting obligations arising under the Exchange Act.  Thereafter, the Board of Directors undertook an analysis of whether the costs associated with having a publicly registered stock exceeded the benefits derived from such public registration. Following extensive consideration, the Board of Directors decided, at a meeting on March 16, 2009, that the monetary expense and the burden incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of Xedar’s shares.

In determining whether the number of our stockholders of record falls below 300 as a result of the Reverse Stock Split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including Xedar, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are each considered, generally, a single holder of record for purposes of these provisions.

As a result of the Reverse Stock Split and the repurchase of the resulting fractional shares from holders of fewer than 101 shares, we expect to have approximately 130 record holders of Xedar shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Reverse Stock Split is completed, we intend to file with the SEC a Form 15 to deregister the Xedar shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of common shares in excess of 300.

It is anticipated that Xedar shares will be quoted in the pink sheets following the Reverse Stock Split. The pink sheets is a centralized quotation service that collects and publishes market maker quotes for securities. The pink sheets categorizes all securities trading over-the-counter into easily identifiable tiers — the Company intends for the Xedar shares to be quoted in the pink sheets-limited information tier. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months.

Although we anticipate that a broker-dealer will quote our shares on the pink sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Reverse Stock Split. If a qualified broker-dealer is not willing to quote the Xedar shares, stockholders will be unable to use the pink sheets to trade Xedar shares.

Reduced Costs and Expenses.  We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us pursuant to the Exchange Act as a public reporting company. As described below, these costs include, among other things, management’s time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. For smaller publicly traded companies, such as Xedar, these costs represent a larger portion of our revenues than for larger public companies.

Over the years, we have incurred costs, which are expected to increase, as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, public company expenses have increased significantly and are expected to continue to do so.  Currently, the Act requires public companies to include a report by management on the company’s internal control over financial reporting. The Sarbanes-Oxley Act also requires a public company’s auditor to complete an attestation report regarding the effectiveness of the company’s internal control over financial reporting, currently deferred until our fiscal year 2009.

Not all of our reporting costs will be eliminated by deregistration, however. We plan to publicly post our annual and quarterly financial statements. We will only be required to do so to the extent our shares trade on the pink sheets-limited information tier, and so we may, in the future, decide not to do so. If provided, these statements will not be as detailed or as extensive as those required of a public reporting company.

The Board of Directors believes that by deregistering our shares and suspending Xedar’s periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $470,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations. These estimated cost savings are described in greater detail below.

Expense Type	Amount
Auditor fees	$64,000
Blue sky fees	4,000
Board fees	107,000
Controls reviews	51,000
Insurance	31,000
Investor stock transfers and mailings	21,000
Investor relations expenses	21,000
Legal fees	55,000
SEC document preparation and filing fees	116,000
Total cost savings	$470,000

These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; (vii) the audit savings and internal personnel savings due to Xedar not being subject to the public company provisions of the Exchange  Act; (viii) the savings in fees charged by the Transfer Agent that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent; and (ix) a reduction in direct miscellaneous clerical and other expenses.

The annual cost savings set forth above is only an estimate. The actual savings we realize from going private may be higher or lower than this estimate. The estimate is based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements, and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim review services and annual 10-K filings. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

Management Time and Expense.  Another reason for the Reverse Stock Split is that it will reduce the management time and expense of complying with public company requirements. These opportunity costs are not included in the direct costs described above. The Board of Directors believes that ceasing to be a public reporting company would provide more time for management to focus on Xedar’s long-term growth and increasing the operational flexibility of the Company without the burden of SEC reporting requirements and other aspects of being a public company.

Effects of the Reverse Stock Split

The primary effect of the Reverse Stock Split will be to reduce the number of record holders of Xedar shares to below 300 persons and to deregister our shares with the SEC under the Exchange Act.

Subject to the approval of the Reverse Stock Split, immediately after giving effect to such Reverse Stock Split, our authorized capital will be 50,000,000 shares of common stock, no par value. Discussed below are some additional effects of the Reverse Stock Split on certain persons or groups.

Effects on Cashed Out Holders.  Upon completion of the Reverse Stock Split, Cashed Out Holders (i.e., holders of less than 101 Xedar shares immediately before the completion of the Reverse Stock Split):

•	Will have their Xedar shares cancelled in exchange for the Cash Out Price instead of selling their shares at a time and for a price of their choosing;

•	Instead of receiving a fractional share, will receive cash, in a taxable transaction, equal to $1.00 for each Xedar share held immediately before the Reverse Stock Split;

•	Will not pay brokerage commissions or other transaction fees; and

•
Will no longer be a stockholder of Xedar and will not have the opportunity to participate in the potential appreciation in the value of Xedar shares unless they buy additional shares on the open market.

Cashed Out Holders do not have appraisal or dissenters rights under Colorado Law or under the Company’s Articles.

For a discussion of the federal income tax consequences of the Reverse Stock Split, please see the section of this Proxy Statement entitled “Reverse Stock Split Proposal — Material United States Federal Income Tax Consequences.”

Xedar intends to treat stockholders holding its common stock in street name in the same manner as record holders. Prior to the Effective Date, Xedar will conduct an inquiry of all brokers, banks and other nominees that hold shares of Xedar common stock in street name, ask them to provide information on how many shares held by beneficial holders will be cashed out, and request that they effect the Reverse Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. As a result, a stockholder holding a total of 101 or more shares of common stock may nevertheless have those shares cashed out if the stockholder holds a combination of street name shares and shares of record, or holds shares in multiple brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, you should consolidate your holdings into one brokerage account or record holder position prior to the Effective Date.

If you are a Cashed Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Reverse Stock Split is completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Exchange Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Exchange Agent, along with a completed and executed copy of the letter of transmittal. DO NOT SEND YOUR SHARE CERTIFICATE(S) IN WITH YOUR PROXY. PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE (S) TO THE EXCHANGE AGENT.

Effects on Continuing Holders.  If the Reverse Stock Split is completed, Continuing Holders (i.e., holders of 101 or more Xedar shares immediately before the Reverse Stock Split):

•	Will hold one share for each 101 shares held immediately before the Reverse Stock Split;

•
Will receive, in lieu of any fractional shares following the Reverse Stock Split, $1.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction;

•	Will likely experience a further reduction in liquidity of Xedar shares and a possible decline in the price at which they may sell Xedar shares;

•	Will experience a nominal increase in their respective ownership percentages of Xedar shares; and

•
Will have less access to information about Xedar’s operations and financial results than is currently available to the general public, although the Company plans to continue to provide certain financial information to stockholders.

The Company may or may not provide investors with information they request that we are not required by law to provide. The Reverse Stock Split will not affect the right of the Continuing Holders under Colorado Law to obtain certain information from Xedar. Under Colorado Law, there is a right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a stockholder.

Xedar shares are currently quoted on the OTC Bulletin Board. The Company intends to have the Xedar shares quoted in the pink sheets in the limited information tier following the Reverse Stock Split. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months. Although the Company anticipates that a broker-dealer will quote its shares on the pink sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in Xedar shares after the Reverse Stock Split.

Effects on Xedar Share Certificates.  In connection with the Reverse Stock Split, our common shares will be identified by a new CUSIP number. This new CUSIP number will appear on all share certificates issued after the Effective Date. All share certificates evidencing ownership of Xedar shares outstanding prior to the Reverse Stock Split will, after the Effective Date, be deemed to represent (a) for Cashed Out Holders, the right to receive $1.00 for each Xedar share being repurchased, and (b) for Continuing Holders, the right to receive (i) a new share certificate with the new CUSIP number representing one share for each 101 shares held prior to the Reverse Stock Split, and (ii) in lieu of any fractional shares following the Reverse Stock Split, $1.00 in cash, without interest, for each share held immediately before the Reverse Stock Split that results in the fraction. DO NOT SEND YOUR SHARE CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND HAVE FOLLOWED THE INSTRUCTIONS IN THAT LETTER.

Effects on Xedar.  Although we will no longer be a public reporting company and will therefore no longer be subject to the provisions of the Exchange Act, we expect our business and operations to continue in substantially the same manner as they are presently conducted. The executive officers and directors of Xedar will not change due to the Reverse Stock Split. Xedar expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its business operations. Other than as described in this Proxy Statement, neither Xedar nor its management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of Xedar’s assets; change the composition of the Board of Directors or management of Xedar; change materially Xedar’s indebtedness or capitalization; or otherwise effect any material change in Xedar’s corporate structure or business.

Effects on Rights of Xedar Shares.  There will be no changes with respect to voting, liquidation or other rights associated with the Xedar shares.

Effects on Xedar’s Executive Officers, Directors and Affiliates.  Pursuant to Section 16(a) of the Exchange Act, directors, officers, and 10% stockholders of companies who have shares registered under the Exchange Act are required to report changes in their respective beneficial ownership of such shares to the SEC. Such insiders are required to file an initial Form 3 showing their respective beneficial holdings within 10 days after becoming subject to Section 16(a). Thereafter, a reporting insider is generally required to file a report on Form 4 within two business days following most acquisitions and dispositions by the insider of company shares. As a related deterrent to improper trading on inside information, insiders are also subject to the so-called short-swing profit disgorgement requirements of the Exchange Act. In general, these requirements mandate the disgorgement by an insider of any paper profit realized on a purchase and a sale of company stock which each occur within a six-month period. Transactions are generally paired so as to match the lowest purchase price and the highest sale price within the six-month period, thus extracting the maximum “profit” from the insider on the transaction or transactions. If the company declines to press a claim for disgorgement, a claim for recovery of profit may be asserted by any stockholder on behalf of the company. In addition to the effects of the Reverse Stock Split on stockholders generally, if we complete the Reverse Stock Split and deregister, the Company’s insiders will no longer be required to comply with these requirements. The deregistration would also limit the ability of our affiliates (including executive officers, directors, and 10% shareholders) to dispose of their Xedar shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, once the Form 15 is filed with the SEC and the Company’s shares are deregistered, the Company will no longer be subject to the periodic reporting requirements or the proxy rules under the Exchange Act. As such, information about our directors’ and officers’ compensation and share ownership will no longer be publicly available.

As is more thoroughly discussed under the heading “Reverse Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Reverse Stock Split, our executive officers and directors will own approximately 20.3% of the then outstanding Xedar shares, as compared to approximately 20.3% of the common shares outstanding immediately prior to the Reverse Stock Split.

Alternatives to the Reverse Stock Split

In making its determination to proceed with the Reverse Stock Split, the Board of Directors considered the feasibility of the alternative transactions described below. The Board of Directors did not investigate the potential costs of the transactions listed below because it determined that they either had little likelihood of sufficiently reducing the number of Xedar’s stockholders or had other features, such as triggering dissenters’ rights, which could possibly add to the expense and the uncertainty of the transaction.

Issuer Tender Offer.  The Board of Directors considered the feasibility of an issuer tender offer to repurchase Xedar shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough Xedar shares would be tendered to sufficiently reduce the number of Xedar’s stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to reduce the number of record holders of Xedar shares enough (i.e., below the 300 stockholder level) to permit us to deregister the Xedar shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister. In addition, a tender offer would require significantly more cash than a Reverse Stock Split. As a result of these disadvantages, the Board of Directors determined not to pursue this alternative.

Reorganization Through A Cash Out Merger.  The alternative available to the Board of Directors which was most similar to the Reverse Stock Split was coordinating a cash out merger. In order to effect the cash out merger, the Company’s insiders (management and large shareholders) would contribute their shares in the Company to form an acquisition entity which would merge into the Company. As a result of the merger, the shares of the Company’s common stock (other than shares owned by the Company’s insiders) would be converted into the right to receive cash. The Board of Directors concluded that the Reverse Stock Split was a better alternative since it (i) requires significantly less cash, (ii) allows unaffiliated holders of more than 101 shares the opportunity to remain stockholders in the Company, (iii) does not require the formation of a new entity, (iv) allows Xedar to avoid the regulatory issues and approvals associated with the merger of Xedar into another corporation, and (v) does not trigger dissenters’ rights as a cash out merger would.

Maintaining the Status Quo.  The Board of Directors considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. In addition, significant time would continue to be spent by management on compliance and disclosure issues relating to our filings under the Exchange Act, which dilutes management’s focus on managing Xedar’s business and growing shareholder value. The Board of Directors believes that maintaining the status quo is not in the best interests of Xedar and its stockholders and rejected this alternative.

Fairness of the Reverse Stock Split

The Board of Directors believes that the Reverse Stock Split is fair to affiliated and unaffiliated stockholders, including both unaffiliated holders who are cashed out after the Reverse Stock Split and those who continue as stockholders after the Reverse Stock Split. After consideration of all aspects of the Reverse Stock Split, as described below, the Board of Directors unanimously approved the Reverse Stock Split. All seven members of the Board of Directors who are not employees of the Company, and who are independent, approved the Reverse Stock Split. Our sole employee director, Hugh H. Williamson, III, our Chairman, President and CEO, also approved the Reverse Stock Split. Except for such approvals, we are not aware that any of Xedar’s executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Reverse Stock Split.

Affiliated and unaffiliated stockholders will be treated the same in the Reverse Stock Split. The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of Xedar is the number of shares held by the stockholder. Since all affiliated and unaffiliated stockholders are being treated the same, the Reverse Stock Split is not structured so that approval of a majority of unaffiliated stockholders is required. As there are no divergent interests between affiliated and unaffiliated stockholders, the Board of Directors did not believe that seeking such approval would be meaningful. In determining not to seek such approval, the Board of Directors was aware that Xedar’s executive officers and directors, who together own approximately 20.3% of the Xedar shares outstanding and entitled to vote at the Meeting, have indicated that they will vote all shares for which they have or share the power to vote in favor of the Reverse Stock Split. This consideration did not affect the Board’s determination that a separate vote of the unaffiliated stockholders was unnecessary.

Although all of Xedar’s eight directors and its two executive officers own Xedar personally or represent entities that own shares or options, the 101 share threshold was determined without regard to their share ownership, as the directors and executive officers will be treated identically to all other stockholders, including both the cashed out unaffiliated stockholders and the continuing unaffiliated stockholders, in the Reverse Stock Split and will receive the same cash-in-lieu payment for fractional shares.  In addition, only .004% of the outstanding Xedar shares will be cashed out and the ownership stake of the affiliated stockholders will not change materially following the Reverse Stock Split.

Additionally, the Board of Directors chose to not retain an independent third party or entity to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Reverse Stock Split or preparing a report covering the fairness of the Reverse Stock Split nor has the Board of Directors chosen to provide unaffiliated stockholders with independent counsel with respect to the fairness of the Reverse Stock Split. We have not made any provision in connection with the Reverse Stock Split to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board of Directors views (i) the need to obtain the affirmative vote of at least a majority of a quorum of stockholders present in person or by proxy at the Meeting, and (ii) the fact that the unaffiliated stockholders and the affiliated stockholders are treated the same from a financial perspective as affording adequate procedural safeguards to unaffiliated stockholders without the additional expense of multiple financial or legal advisors. With respect to unaffiliated stockholders’ access to our corporate files, the Board of Directors determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Reverse Stock Split. The Board of Directors also considered the fact that under Colorado Law, subject to certain conditions, stockholders have the right to review our relevant books and records.

In analyzing the entirety of the Reverse Stock Split, the Board of Directors determined that $1.00 per share represented fair consideration to the unaffiliated Cashed Out Holders. The Board of Directors also determined that $1.00, although fair to unaffiliated Cashed Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. In reaching this determination, the Board of Directors concluded that any of the premiums quantified below in “Market Prices and Liquidity” are justified because Cashed Out Holders will forfeit their right to sell their shares at a time and for a price of their choosing, and not be given the opportunity to benefit from the projected cost savings anticipated as a result of the Reverse Stock Split. At the same time, the Board of Directors determined that no premium indicated above is so high as to be unfair to the unaffiliated Continuing Holders, who will have the opportunity to benefit from the anticipated cost savings related to going private. Finally, the Reverse Stock Split also provides unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Consequently, based on the valuation and historical prices described below, the Board of Directors concluded that a Cash Out Price of $1.00 per share would be fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.

Other than the deliberations of the Board of Directors, no “negotiations” regarding the Reverse Stock Split occurred, and the Board of Directors decided the method to be used and the split ratio based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300 persons.

In determining the fairness of the Reverse Stock Split, the Board of Directors considered the factors discussed below. The Board of Directors believes that the Reverse Stock Split is substantively fair to Xedar’s stockholders, including both unaffiliated stockholders who will be cashed out and unaffiliated stockholders who will continue as stockholders, in light of these factors. The Board of Directors did not assign specific weight to the following factors in a formulaic fashion, but did place emphasis on the significant cost and time savings Xedar is expected to realize from deregistration of its shares and the opportunity for unaffiliated holders of Xedar shares to sell their shares at a premium, without brokerage fees or commissions.

Significant Cost and Time Savings.  By deregistering the Xedar shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $470,000, which includes savings from the personnel expense relating to time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled “Special Factors — Purpose of and Reasons for the Reverse Stock Split” for more information about these cost savings.

Market Prices and Liquidity.  The Cash Out Price of $1.00 per Xedar share represents (i) a premium of 35% over the average closing price of Xedar shares over the 12-month period prior to and including April 3, 2009, which was $0.74 per share, (ii) a premium of 223% over the average closing price of Xedar shares over the 3-month period prior to and including April 3, 2009, which was $0.31 per share, and (iii) a premium of 355% over the closing price of Xedar shares on April 3, 2009, which was $0.22 per share. The Board of Directors determined that $1.00 per share be established as the Cash Out Price. The Board of Directors took into consideration that, historically, the market for Xedar shares has not been very liquid.

Net Book Value.  Net book value is based upon the historical cost of a company’s assets and ignores the value of a company as a going concern. As set forth in the section of this Proxy Statement entitled “Financial Information — Summary Historical Financial Information,” our book value per outstanding common share as of December 31, 2008, was $(1,116,000).

Liquidation Value.  The Board made a determination that the assets of the Company would be worth far more in a reorganization than in a liquidation process, which in all likelihood would result in no value for the holders of Xedar shares.

Going Concern Value.  The Board of Directors also reviewed and considered the valuation of our shares as a going concern based on it analysis of financial conditions and results of operations. Based on that analysis and our ongoing operations, the Board of Directors determined that the Xedar shares have a value between $0.00 and $0.22 per share, giving consideration to the discounted cash flows of the Company on the basis of a five year projection from 2009 through 2013.

Equal Treatment of Affiliated and Unaffiliated Holders of Xedar Shares.  The Reverse Stock Split will not affect holders of Xedar shares differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be a Cashed Out Holder or Continuing Holder as a result of the Reverse Stock Split is the number of Xedar shares held by the stockholder immediately prior to the Reverse Stock Split. Please see the section entitled “Reverse Stock Split Proposal — Summary and Structure” for more information.

Potential Ability to Control Decision to Remain a Holder of or Liquidate the Company’s Shares.  Current holders of fewer than 101 shares can remain stockholders of the Company by acquiring additional shares so that they own at least 101 shares immediately before the Reverse Stock Split. Conversely, stockholders that own 101 or more shares and desire to liquidate their shares in connection with the Reverse Stock Split (at the price offered by the Company) can reduce their holdings to less than 101 shares by selling shares prior to the Reverse Stock Split. It should be noted that as there is a limited trading market for the Company’s common stock on the OTC Bulletin Board, a stockholder seeking to either increase or decrease holdings prior to the Effective Date may not be able to do so. Due to these concerns, the Board of Directors did not place undue influence on this factor.

Minimum Effect on Voting Power.  The Reverse Stock Split will have minimum effect on the voting power of Xedar’s stockholders. The Xedar shares are the only voting shares of Xedar and will continue to be the only voting shares after the Reverse Stock Split. The voting and other rights of Xedar shares will not be affected by the Reverse Stock Split. The only effect of the Reverse Stock Split on Xedar’s voting power will be a small change in the overall ownership percentage of the Continuing Holders.

The Company currently has 35,318,526 common shares issued and outstanding. Of this amount, the Company expects to repurchase an estimated 14,000 common shares in connection with the Reverse Stock Split, which represents approximately .004% of the Company’s current number of outstanding shares. As a result, the ownership percentage of each common share held by a Continuing Holder will increase nominally, and the ownership percentage of a particular Continuing Holder will increase depending on the respective number of shares held thereby.

No Material Change in Ownership Percentage of Executive Officers and Directors.  Since only an estimated .004% out of 35,318,526 issued and outstanding Xedar shares will be eliminated as a result of the Reverse Stock Split, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Reverse Stock Split. For example, the executive officers and directors of Xedar currently own approximately 20.3% of the outstanding Xedar shares, and will own approximately 20.3% of the outstanding Xedar shares following the Reverse Stock Split. Please see the section entitled “Reverse Stock Split Proposal — Description and Interest of Certain Persons in Matters to be Acted Upon.”

Reduced Expenses from Administering Small Accounts.  The Reverse Stock Split will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 190 record stockholders that held fewer than 101 shares. These stockholders hold approximately 14,000 shares, or .004%, of our outstanding shares but represent approximately 59% of our total number of record holders.

Other Factors.  Although potentially relevant to a determination of fairness of the Reverse Stock Split, the factors listed below are, for the reasons given, not applicable to Xedar, and were not considered by the Board of Directors for this reason.

•
Firm Offers.  No firm offers to purchase Xedar have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase Xedar and the Board of Directors did not seek out any such offers. The Board of Directors believes that a sale of Xedar is not in our best interests or the best interests of our stockholders, customers, employees or community at this time.

•
Merger, Consolidation or Other Extraordinary Transaction.  With the exception of the acquisition of Pixxures, Inc. in October 2007, we have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

•	Securities Purchases. There have not been any purchases of our shares during the past two calendar years that would enable the holder to exercise control of Xedar.

In summary, the Board of Directors determined that the steps not taken as discussed above would be costly and would not provide any meaningful additional benefits, and were not necessary to ensure the fairness of the Reverse Stock Split. The Board of Directors did not engage any independent party or valuation firm to evaluate the fairness of the Reverse Stock Split or opine on whether the Cash Out Price to be paid to the Cashed Out Holders and Continuing Holders was fair to the holders of Xedar’s common stock.

Financing, Source of Funds and Expenses

It is expected that the entire $14,000 estimated to be necessary to pay the Cash Out Price to the Cashed Out Holders and Continuing Holders will come from amounts available under the March 3, 2008, loan from Hugh Williamson, III, our Chair, President, and CEO (the “Williamson Loan”), as amended, which is described below. In addition to the Cash Out Price described above, the Company will also pay all of the expenses related to the Reverse Stock Split. See “Meeting And Voting Information — Solicitation and Costs” for the Company’s estimates of the costs related to the Reverse Stock Split.

On March 3, 2008, we borrowed $1,000,000 from our Chair, President and CEO, Hugh H. Williamson, III, pursuant to the terms of the Williamson Loan, to pay down various debts and obligations of the Company and to provide additional working capital as was necessary and appropriate as determined by the Board of Directors.  The Audit Committee of our Board of Directors, whose members are independent, reviewed the terms of the Williamson Loan prior to its consummation and determined that it is fair to Xedar, and as such did not constitute a conflict of interest.  Initially, pursuant to the terms of Williamson Loan the maximum principal amount of the loan was fixed at $1,000,000, with interest payable annually at a variable rate equal to the prime rate charged by Key Bank, N.A., from time to time, and having a maturity date of December 31, 2008.  Thereafter the terms of the Williamson Loan were amended six times, with the last such amendment and restatement occurring on March 27, 2009 ( as previously reported on our Current Report on Form 8-K filed with the SEC on March 27,2009), such that currently we are authorized to borrow an amount not to exceed $2,800,000 in principal, with interest payable annually at a fixed rate of 12% per annum, with the Williamson Loan due and payable upon demand by Mr. Williamson.  The Audit Committee of our Board of Directors, whose members are independent, reviewed the terms of each amendment to Williamson Loan prior to its consummation and determined that such were fair to Xedar, and did not constitute a conflict of interest.  As of April 3, 2009, Xedar has borrowed $2,450,000 under and pursuant to the terms of the Williamson Loan.

Conclusion

The Board of Directors believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Reverse Stock Split is fair to all Xedar stockholders, including the Cashed Out Holders and Continuing Holders.

REVERSE STOCK SPLIT PROPOSAL

Background of Xedar

Our mission is to enhance homeland and cyberspace defense and security.  We do so by providing strategic consulting services and critical infrastructure information and systems to our customers.

Company History

Xedar is a Colorado corporation, incorporated in 1974 for the purpose of designing, developing, fabricating and selling high technology electro-optical equipment and related electrical equipment, including devices such as cameras, video systems, video amplifiers, image systems, electro-optical transmissions and electrical test equipment.  We were quoted for trading on the Electronic Bulletin Board from 1975 until November 28, 2001, when we filed a Form 15, Certification and Notice of Termination of Registration with the Securities and Exchange Commission and terminated our quotation on the Bulletin Board.  We engaged in minimal operations until October 1, 2004 (the date of our new development stage), when we commenced activities to become current in reporting with the SEC as a shell company.

Effective December 31, 2006, through a wholly owned subsidiary formed specifically for that purpose, we merged with Premier Data Services, Inc., a Delaware corporation.  Before the merger there was no material relationship between Xedar, our affiliates, and Premier.  Immediately after the merger transaction, the former stockholders of Premier owned approximately 85% of the issued and outstanding Xedar shares, and the management and Board of Directors designated by Premier were appointed as Xedar’s officers and directors.  The conversion of Premier stock into Xedar shares was accounted for as a reverse acquisition, since the stockholders of Premier obtained control of Xedar.

On October 1, 2007, we acquired Pixxures, Inc., a Delaware corporation, in a stock-for-stock transaction.  We acquired Pixxures in order to expand our geospatial production and sales capabilities.  Pixxures employed a much larger number of geospatial production personnel than we did prior to the acquisition.  The acquisition allows us to bid on larger geospatial projects that we would previously have needed to outsource to subcontractors.  Also, Pixxures operates in a lower-cost facility than we did at the time.

Business Segments

We operate in two segments.

•	Information Technology Consulting Segment
Our consulting segment includes our wholly owned FuGEN, Inc. (“Fugen”) and Atlantic Systems Corporation (“Atlantic”) subsidiaries.  This segment provides strategic consulting services to the national intelligence community and the Department of Defense.  It also provides independent verification and validation, information assurance, and consulting services to several federal agencies. We are a prime contractor to the Department of Defense, the national intelligence agencies, and the Internal Revenue Service.  We serve the U.S. Agency for International Development and the U.S. State Department as a subcontractor.

•	Geographical Information Systems Segment
Our geographical information systems (GIS) segment includes our wholly owned Premier, Pixxures and LandPixx subsidiaries.  This segment engages in two activities.  First, it collects digital aerial photographs of various areas within the United States, enhances the resulting images, and sells them to both commercial and government customers.  Second, it provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records.  The segment’s client base includes the Bureau of Land Management (BLM), the Bureau of Reclamation, the National Park Service, and more than 200 commercial oil and gas customers.

Our principal offices are located at 3773 Cherry Creek North Drive, Ste. 995, Denver, CO 80209, and our telephone number at that location is (303) 377-0033.

Description of Capital Stock

Xedar has a single class of capital stock designated common stock. The Company is authorized to issue up to 50,000,000 shares of common stock, no par value. As of April 3, 2009, the Company had approximately 35,318,526 shares of its common stock issued and outstanding, held by approximately 320 stockholders of record.

Each share of common stock has equal voting rights, preferences and privileges. Holders of the stock have one vote for each share held of record on all matters submitted to a shareholder vote and vote together as a single voting group.

Background of the Reverse Stock Split

Xedar shares are currently quoted on the OTC Bulletin Board.  Since Xedar took steps to become current with its filings as a shell company in October of 2004, and merged with Premier in December of 2006 to become an operating entity with a class of securities registered under the Exchange Act, the market for Xedar shares has not been very liquid and has been continuously characterized by extremely low average trading volume.

Management has from time to time updated the Board of Directors on the current and anticipated costs relating to public company status, SEC reporting and Sarbanes-Oxley compliance, which have exceeded $460,000 annually.

In the face of the continuing negative economic climate faced by public companies generally, and faced by Xedar in particular, the Board of Directors established the Strategic Alternatives Committee, a special committee of the Board consisting entirely of independent directors, by resolution of the Board of Directors at a meeting on January 21, 2009.  After careful analysis and deliberation in light of current recession related economic conditions, the Strategic Alternatives Committee determined that Xedar  has not realized, and will not in the foreseeable future realize, the benefits normally presumed to result from being a publicly traded company, such as enhanced shareholder value, due to, among other things, limited liquidity as a result of extremely low trading volumes with respect to Xedar’s shares, the low market price of Xedar’s shares, and continued downward pressure on the price of Xedar’s shares.  The Strategic Alternatives Committee, after a thorough analyses of the Company’s operating cost structure, determined that the costs involved in remaining public, which were $470,000 in fiscal 2008, and are projected to be approximately the same in fiscal 2009, have not benefited the shareholders, and that the shareholders will not in the foreseeable future benefit from public company status.  As a result, the Strategic Alternative Committee recommended to the full Board of Directors that it consider various ways in which the Company might deregister its shares and exit the public company reporting obligations arising under the Exchange Act.

Thereafter, the Board of Directors undertook an analysis of whether the costs associated with having a publicly registered stock exceeded the benefits derived from such public registration. Following extensive consideration, the Board of Directors decided, at a meeting on March 16, 2009, that the monetary expense and the burden incident to continued compliance with the Exchange Act significantly outweigh any benefits derived from continued registration of Xedar’s shares.  At a meeting of the Board of Directors on March 26, 2009, after consideration of the material issues involved in a going-private transaction, consultation with counsel, as well as consideration of alternatives available to the Company to effect a going-private transaction (including but not limited to cash-out merger, a reverse stock split, and a tender offer), and after receiving  information regarding a reverse stock split, including information related to the tax consequences of such an action (including any restriction on federal net operating losses), the valuation of the Xedar shares with respect to the determination of the Cash Out Price, and the number of shareholders that would need to be cashed out in order to fall below the 300 shareholder threshold required for a public company to suspend its annual and quarterly filings with the SEC, the Board of Directors determined that it was in the best interests of Xedar to pursue the Reverse Stock Split and to file a Schedule 13E-3 with the SEC in connection therewith.

Prior to approving the Schedule 13E-3 and this Proxy Statement by unanimous written consent on April 8, 2009,  the Board of Directors received a detailed presentation from management concerning the elements and issues involved in a going-private transaction accomplished through a reverse stock split. The Board of Directors discussed in detail the potential benefits and costs to such a transaction. The Board of Directors also discussed the appropriate valuation of shares and the reverse stock split ratio that would be necessary in order to achieve the desired number of shareholders. The Board of Directors initially considered a valuation between $0.22 and $2.00 per share. Upon examining historical trading data and other financial indicators, the Board of Directors chose $1.00 per share over the lesser valuations as it represented a more substantial premium over recent average market closing prices while, in the Board of Directors’ determination, still being fair to those stockholders who would not be cashed out in a reverse stock split. The $1.00 per share also exceeded the Company’s net book value per share and represented a premium over the potential liquidation value of the common stock. The Board of Directors agreed upon the $1.00 valuation. The Board of Directors did not engage any independent party or valuation firm to evaluate the fairness of the Reverse Stock Split or opine on whether the Cash Out Price to be paid to the Cashed Out Holders and Continuing Holders was fair to the holders of Xedar’s common stock.

Summary and Structure

The Board of Directors has unanimously authorized and recommends that you approve the Reverse Stock Split. In the Reverse Stock Split, (i) holders of less than 101 Xedar shares will have their shares cancelled and will receive $1.00 in cash for each Xedar share owned immediately prior to the Reverse Stock Split, and (ii) each stockholder holding 101 or more Xedar shares immediately before the effective time of the Reverse Stock Split will receive one share for each 101 shares held before the Reverse Stock Split and in lieu of any fractional shares following the Reverse Stock Split, will receive $1.00 in cash, without interest, for any shares held immediately before the Reverse Stock Split that result in the fraction. The Reverse Stock Split will take effect on the Effective Date (the date the Colorado Secretary of State accepts for filing our articles of amendment to our Articles). The proposed articles of amendment to our Articles is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

Generally, the effect of the Reverse Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Result

Stockholder A holds 100 Xedar shares in a single record account and holds no other Xedar shares.
Stockholder A’s 100 shares will be converted into the right to receive $100 in cash (100 x $1.00). If Stockholder A wanted to continue to be a stockholder after the Reverse Stock Split, he could purchase an additional Xedar share far enough in advance of the Reverse Stock Split so that the purchase is complete by the Effective Date.

Stockholder B holds 100 Xedar shares in a brokerage account and holds no other shares.
We intend to treat stockholders holding common stock in street name in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Reverse Stock Split for their beneficial holders. Assuming that they do so, Stockholder B will receive cash in the amount of $100 (100 x $1.00) for the 100 shares of common stock held prior to the Reverse Stock Split. If the bank, broker or nominee holding Stockholder B’s shares have different procedures, or do not provide us with sufficient information on Stockholder B’s holdings, then Stockholder B may or may not receive cash for his shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of the shares.

Stockholder C holds 201 Xedar shares in a single record account and holds no other shares.
Stockholder C will hold one Xedar share after the Reverse Stock Split. Stockholder C will also receive $100 in cash (100 x $1.00) in lieu of receiving a fractional share following the Reverse Stock Split.

Stockholder D holds 100 shares in each of two separate record accounts for a total of 200 Xedar shares. Stockholder D holds no other Xedar shares.	After the Reverse Stock Split, Stockholder D will hold no Xedar Shares. Stockholder D will receive $200 in cash (100 x $1.00) for each separate record account.

Stockholder E holds 100 Xedar shares in a record account and 100 shares in a brokerage account. Stockholder E holds no other Xedar shares.
Each of Stockholder E’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Stockholder E holds his shares in street name effects the Reverse Stock Split for its beneficial holders, Stockholder E will receive cash in the amount of $100 for the 100 Xedar shares held in the brokerage account before the Reverse Stock Split (100 x $1.00). Stockholder E will also receive $100 for the 100 Xedar shares held in the record account before the Reverse Stock Split (100 x $1.00), and thus receive a total of $200 for the Xedar shares, and will no longer be a Xedar stockholder.

The Reverse Stock Split is considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to terminate the registration of Xedar shares and suspend Xedar’s filing and reporting obligations under the Exchange Act. In connection with the Reverse Stock Split, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Available Information.” ..

The Board of Directors may elect to abandon the Reverse Stock Split at any time prior to the effective date, if in its discretion, the Board of Directors determines that the Reverse Stock Split is not in the best interests of Xedar. Reasons the Board of Directors may withdraw the Reverse Stock Split proposal include: (1) a change in the nature of the Company’s shareholdings that (a) would prevent us from reducing the number of record holders below 300 as a result of the Reverse Stock Split, or (b) would reduce the number of record holders below 300 persons without effecting the Reverse Stock Split; (2) a change in the number of shares to be exchanged for cash in the Reverse Stock Split that would substantially increase the cost and expense of the Reverse Stock Split (as compared to what is currently anticipated); or (3) any adverse change in our financial condition that would render the Reverse Stock Split inadvisable. Please see the section entitled “Reverse Stock Split Proposal — Termination of Reverse Stock Split.”

Recommendation of the Board of Directors

The Board of Directors has unanimously determined that the Reverse Stock Split is in the best interests of Xedar and its stockholders and is fair to Xedar’s stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT.

In addition, each member of the Board of Directors and the executive officers of the Company have advised the Company that he or she will vote his or her shares as well as the shares with respect to which they have or share voting power in favor of the Reverse Stock Split.

Description and Interest of Certain Persons in Matters to be Acted Upon

Directors and Executive Officers.

All directors and executive officers may be reached by contacting the Company, located at 3773 Cherry Creek North Drive, Ste. 995, Denver, Colorado 80209, telephone number (303) 377-0033.

The following tables and text set forth certain information concerning members of the Board of Directors of the Company and its executive officers. All of the ages are as of the Record Date, April 28, 2009. All of the Company’s directors and executive officers are citizens of the United States.

Directors

The following table sets forth the names and ages of the directors of the Company and certain additional information:

Name	Age	Position
Hugh H. Williamson, III	67	President, CEO and Director (Chair)
Samuel J. Camarata, Jr.	53	Director(1)
Jack H. Jacobs	63	Director(1)
Trusten A. McArtor	66	Director(1)
John P. Moreno	52	Director(1)
Craig A. Parker	44	Director(1)
Alan V. Rogers	66	Director(1)
Roger J. Steinbecker	66	Director(1)

(1) Indicates that the director is “independent” within the meaning of the listing standards set forth in Rule 121A of the rules of the AMEX and applicable federal securities laws. A majority of the directors serving on the Company’s Board are independent.

Hugh H. Williamson, III.  Since December 31, 2006, Mr. Williamson has been the Company’s President and Chief Executive Officer and a Director, and since 1994 the principal investor in and Chairman of the Company’s wholly owned subsidiary, Premier Data Services, Inc. From February 2002 to May 2007, he was the Chief Executive Officer of Cherry Creek Capital Partners, where he exercised overall management of the executive team.  Cherry Creek is a financial services and leasing company.  From January 1999 to the present, he has been a Director of Emageon, Inc., which is a digital medical imaging company.  From February 2002 to the present, he has been a Director of Valen Technologies, which is a predictive modeling information technology company.  From June 1999 to May 2007, he was a Director of Prima Capital, which issued private money manager rankings.  From October 1997 to the present, he has been the Chief Executive Officer of Signature Control Systems, Inc., where he exercises overall management of the executive team.  Signature manufactures predictive curing equipment.  From July 1995 to October 2007, he was the manager of Humanade LLC, which is a family real estate and investment trust.  His wife now exercises overall management of Humanade.   From July 1995 to the present he has been an advisory director of Canaan Natural Resources, acting in an advisory role.  Canaan is a natural gas exploration and production company.  From November 2001 to the present, he has been the manager of Cleburne Properties, which engages in real estate management.  He has general managerial oversight in this role.  Finally, from July 1992 to June 2007, he was the Chief Executive Officer of Schutte & Koerting, Inc., a diversified manufacturer, where he exercised overall management of the executive team.  He has a Masters in Business Administration from Texas Tech University and a Bachelor of Science in Engineering Sciences from the United States Air Force Academy.

Samuel J. Camarata, Jr.  Since January 2007, Mr. Camarata has served as one of the Company’s directors.  From August 1984 to the present, he has been a Director of ESRI, Inc., which develops geospatial software. From May 1999 to October 2005, he was a Director of NovaLIS Technologies, Inc., which created land records management systems.  From September 2004 to the present, he has also been a member of the advisory board of Swan Island Networks, Inc., which creates high-trust computing environments.  From 2003 through the present he has served on the Board of Directors (and serves as the Vice Chairman) of RAINS (Regional Alliances for Infrastructure Network Security), a public/private consortium whose business focuses on secure information sharing for homeland security, emergency response and management and alert notification.  From July 2001 to April 2004, he was the co-founder and executive vice president of Mobile EBT Scanners, LLC, which provides mobile medical services to hospitals using electron beam tomography scanning equipment.  In that role, Mr. Camarata was responsible for business and marketing strategy, as well as operational direction and management.  Mr. Camarata’s education includes a Bachelor of Science degree from the University of Utah and a Master of Landscape Architecture and Environmental Planning degree from Utah State University.

Jack H. Jacobs.  Since January 2007, Mr. Jacobs has served as one of the Company’s directors.  Since June 2006, Mr. Jacobs has served as a director of Visual Management Systems Holding, Inc., which installs CCTV security systems.  He has also attained the rank of Colonel (retired) in the U.S. Army, and was awarded the Congressional Medal of Honor.  Mr. Jacobs’ education includes Bachelor’s and Master’s degrees from Rutgers University.  From October 2008 to the present, Mr. Jacobs has been a director of Premier Exhibitions, which engages in acquiring and displaying museum-quality touring exhibitions in major world venues.

Trusten A. McArtor.  Since January 2007, Mr. McArtor has served as one of the Company’s directors.   Since June 2001, Mr. McArtor has been the chairman of Airbus North America Holdings, which is the parent company of Airbus North America Sales, Airbus North America Customer Services, and Airbus North America Engineering.  In this role, he is responsible for all Airbus operations in North America, including sales, marketing, customer service, training, engineering, parts distribution, legal, government affairs, trade relations, and administrative functions.   From July 1990 to the present, he has been a Director of GKN Aerospace Special Products, which manufactures aircraft windshields.  From March 1999 to the present, he has been a Director of Platinum Research Organization, which is developing lubricant technologies.  From June 2001 to the present, he has been a Director of EADS-North America, which manufactures defense and aerospace products.  He is also the Chairman of Emension Group, LLC, which specializes in environmental processes.  Mr. McArtor’s education includes a Bachelor of Science in Engineering Sciences from the United States Air Force Academy and a Master of Science in Engineering from Arizona State University.

John P. Moreno.  Since January 2007, Mr. Moreno has served as one of the Company’s directors.  Since January 1990, Mr. Moreno has been the founder and Senior Executive Recruiter of Executive Search & Consulting, Inc., which is a consulting firm engaged in executive recruiting and start-up and early stage business consulting services.    Mr. Moreno has pursued a degree in Business Administration with Friends University.

Craig A. Parker.  Since January 2007, Mr. Parker has served as one of the Company’s directors.  Since June 2006, Mr. Parker has been the President, Chief Executive Officer and a director of Optimal Reading Services Group, Inc., which is a medical services company that provides outsourced radiology assistance to hospitals and other healthcare providers.  For the period June 2004 to June 2006, he was the Executive Vice President and General Counsel of Emageon, Inc., which is a medical imaging software company that provides software and services to healthcare systems to assist in the storage and viewing of medical images. He was also the Chief Financial Officer and General Counsel of EnteGreat, Inc. from June 2000 to June 2004.  EnteGreat is a manufacturing systems consultant and systems integrator. Mr. Parker’s education includes a Bachelor of Science from the University of North Carolina and a Juris Doctor from the University of Alabama.

Alan V. Rogers.  Since November 2008, Mr. Rogers has served as one of the Company’s directors.  From November 14, 2007 to present, Mr. Rogers has been and remains the President of AV Rogers & Associates, LLC, a consulting firm which provides strategic business advice.  From October 3, 2003 to November 13, 2007, he was the Executive Vice President of CACI International, Inc., a professional services and information technologies (“IT”) consulting firm.  From July, 2003 until December of 2006, he was a Director of RGS Associates, Inc., which provides integrated change management, process consulting, IT capital planning, enabling technologies, and intelligence consulting services to defense and civilian agency customers. Between 2003 and 2004, he served on the advisory board to Infodata Systems, a company whose principal activity was to design, develop and deliver solutions that enable enterprises to share, maintain and retrieve electronic documents and their components for federal agencies such as FDA, HUD, FDIC, HHS, DOL and DoD.  From 2004 to present, Mr. Rogers has been and remains a Trustee for the Falcon Foundation, a 501(c)(3), non-profit foundation whose purpose is to provide scholarships to private preparatory schools for motivated young people seeking admission to the United States Air Force Academy and a career in the Air Force.  From 1999 to present he has been and remains a Director of the IT Executive Counsel of the Kogod Graduate School of Business, American University. He served in the USAF, retiring in 1993 in the grade of major general.  He received a Bachelor of Science degree from the United States Air Force Academy, as well as an MBA from the Harvard Business School.

Roger J. Steinbecker.  Since January 2007, Mr. Steinbecker has served as one of the Company’s directors.  From July 2006 to the present, he has been a Director of Horace Mann Educators Corporation, which markets and underwrites personal lines of property, casualty and life insurance and retirement annuities to the nation’s educators. In 2001, Mr. Steinbecker retired as an audit partner from PricewaterhouseCoopers (PWC).  Mr. Steinbecker’s education includes a Bachelor of Science in Business Administration and a Masters in Accounting from the University of Missouri.

Executive Officers

In addition to Hugh H. Williamson, III, whose background appears above, Steven M. Bragg, age 48, has been the Company’s Chief Financial Officer, Treasurer and Secretary since December 31, 2006 and since 1999 Premier Data Services, Inc.’s Chief Financial Officer, Treasurer and Secretary.  Mr. Bragg has been the Chief Financial Officer or controller of four companies, as well as a consulting manager with Ernst & Young.  He is the author of over 30 business books and a co-author of the Wiley GAAP Guide.  Mr. Bragg's education includes a Masters in Business Administration from Babson College, a Masters in Finance from Bentley College and a Bachelors in Economics from the University of Maine.

During the past five years, none of the individuals described above has been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors.

Share Ownership of Directors, Executive Officers, and Owners of 5% or More of the Xedar Shares.  The following tables show the number of Xedar shares beneficially owned by directors, executive officers, beneficially owned by directors and executive officers as a group, and owned persons known to Xedar to beneficially own more than five percent of the outstanding Xedar shares as of the Record Date, April 28, 2009,  and the anticipated ownership percentage after the Reverse Stock Split.

Name and Address of	Amount and Nature of	Percent of Class	Anticipated Percent of
Beneficial Owner	Beneficial Ownership	Pre-Split	Class Post-Split

Hugh H. Williamson, III	6,847,892(1)	19.4%	19.4%
3773 Cherry Creek North
Drive, Suite 995
Denver, CO 80209

Steven M. Bragg	166,221	Less than 1%	Less than 1%

Samuel J. Camarata, Jr.	27,313	Less than 1%	Less than 1%

Jack H. Jacobs	23,563	Less than 1%	Less than 1%

Trusten A. McArtor	22,000	Less than 1%	Less than 1%

John P. Moreno	27,000	Less than 1%	Less than 1%

Craig A. Parker	27,876	Less than 1%	Less than 1%

Alan V. Rogers	10,000	Less than 1%	Less than 1%

Roger J. Steinbecker	27,563	Less than 1%	Less than 1%

All named executive officers	7,179,428	20.3%	20.3%
and directors as a group
(9 persons)

Max F. James	4,000,000	11.4%	11.3%
101 Convention Center Dr.,
Suite 1225
Las Vegas, NV 89109

Don W. Rakestraw	2,571,351	6.5%	7.3%
219 Apple Blossom Court
Vienna, VA 22181
_____________

(¹) Includes 1,051,659 shares owned by Mr. Williamson, 1,493,412 shares owned by the Nancy Williamson Trust (which is administered by Mr. Williamson’s spouse) and 4,302,821 shares owned by Humanade LLC, of which Mr. Williamson is the husband of the Manager.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences relevant to holders of Xedar shares subject to the Reverse Stock Split. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.

This summary deals only with beneficial owners of Xedar shares who hold such shares as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain U.S. expatriates or former long-term residents of the United States, taxpayers subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, real estate investment trusts, regulated investment companies, persons that hold Xedar shares as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar or Non-U.S. holders (as defined below), except to the extent described below. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or applicable state, local or foreign tax laws.

As used herein, a “U.S. Holder,” means a beneficial owner of Xedar shares that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions or (b) it has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of Xedar shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Xedar shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Xedar shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. INVESTORS CONSIDERING THE REVERSE STOCK SPLIT SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Characterization of the Reverse Stock Split for Xedar Shareholders Not Receiving Cash.  If you receive no cash as a result of the Reverse Stock Split, you will not recognize any gain or loss on the Reverse Stock Split, and you will have the same adjusted tax basis and holding period in your Xedar shares as you had in such shares immediately prior to the Reverse Stock Split.

Characterization of the Exchange of Xedar Shares for Cash.  If you receive cash in exchange for Xedar shares as a result of the Reverse Stock Split, this will be a taxable transaction for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code, this exchange of fractional shares for cash will be treated as a “sale or exchange” of the shares if the exchange: (a) results in a “complete redemption” of the shareholder’s stock in us, (b) is “substantially disproportionate” with respect to the shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. If none of these three tests (referred to as the Section 302 tests) is met, such exchange will be treated as a distribution (which we expect to be taxable as a return of capital and capital gain, unless we have current year earnings and profits for tax purposes, in which case the distribution may be taxable as dividend) by us to the shareholder. Each of the Section 302 tests is described in more detail below.

Constructive Ownership of Stock.  In determining whether any of the Section 302 tests is satisfied, a shareholder must take into account both shares actually owned by such shareholder and any shares considered as owned by such shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a shareholder generally will be considered to own shares which the shareholder has the right to acquire by the exercise of an option or warrant or by conversion or exchange of a security. A shareholder generally will also be considered to own any shares that are owned (and, in some cases, constructively owned) by some members of the shareholder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which the shareholder, a member of the shareholder’s family or a related entity has an interest.

Treatment as a Sale or Exchange.  If any of the Section 302 tests is satisfied with respect to a shareholder, and the exchange is therefore treated as a “sale or exchange” of the Xedar shares for United States federal income tax purposes, the shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder’s tax basis in the exchanged Xedar shares. Gain or loss must be calculated separately with respect to each block of shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of capital losses.

Treatment as a Dividend.  If none of the Section 302 tests is satisfied with respect to a shareholder, the shareholder will be treated as having received a distribution in an amount equal to the amount of cash received by the shareholder. Because we anticipate that we will have no current year or accumulated earnings and profits for tax purposes, no amounts treated as a distribution should be taxable as a dividend. Instead, any cash received should be treated first as a non-taxable return of capital to the extent of the shareholder’s basis and, thereafter, as a capital gain. If, contrary to our expectations, we have current year earnings and profits for tax purposes, the distribution will be taxable as a dividend to the extent of our available current year earnings and profits and any cash received in excess of our available current year earnings and profits will be treated first as a non-taxable return of capital to the extent of the shareholder’s basis and, thereafter, as a capital gain. For certain U.S. individual shareholders, dividend income is currently taxed for federal income tax purposes at the same rate as net long-term capital gain. To the extent that the exchange of shares for cash in connection with the Reverse Stock Split is treated as the receipt by the shareholder of a dividend, the shareholder’s tax basis in the shares exchanged will be added to the tax basis of any shares retained by such shareholder.

Special Rules for Corporate Shareholders.  A corporate shareholder that does not satisfy any of the Section 302 tests and that is treated as receiving a dividend as a result of exchanging shares for cash in connection with the Reverse Stock Split may be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations. In addition, since not all shareholders will be exchanging the same proportionate interest in their shares, any amount received by a corporate shareholder that is treated as a dividend will constitute an “extraordinary dividend” under Section 1059 of the Code, which will result in the reduction of tax basis in the shareholder’s shares or in gain recognition. Corporate shareholders should consult their tax advisors as to the tax consequences of dividend treatment in their particular circumstances.

Section 302 Tests.  One of the following tests must be satisfied with respect to a shareholder in order for the exchange of shares by such shareholder for cash pursuant to the Reverse Stock Split to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination.  An exchange of shares for cash in connection with the Reverse Stock Split will result in a “complete termination” of a shareholder’s interest in us if, in connection with the Reverse Stock Split, either (i) all of the shares actually and constructively owned by the shareholder are exchanged for cash, or (ii) all of the shares actually owned by the shareholder are exchanged for cash and, with respect to constructively owned shares, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Shareholders in this position should consult their tax advisors as to the availability of, and procedures and conditions for electing, this waiver.

•
Substantially Disproportionate.  The exchange of shares for cash in connection with the Reverse Stock Split will be “substantially disproportionate” with respect to a shareholder if, among other things, after the exchange (i.e., treating all shares exchanged for cash in connection with the Reverse Stock Split as no longer outstanding shares), (i) the shareholder’s percentage ownership of voting shares is less than 80% of the shareholder’s percentage ownership of voting shares before the exchange of shares for cash in connection with the Reverse Stock Split (i.e., treating all shares exchanged for cash in connection with the Reverse Stock Split as outstanding shares) and (ii) the shareholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the exchange. For the purpose of these percentage ownership tests, a shareholder will be considered as owning shares owned directly as well as indirectly through application of the constructive ownership rules described above.

•
Not Essentially Equivalent to a Dividend.  In order for the exchange of shares by a shareholder in connection with the Reverse Stock Split to qualify as “not essentially equivalent to a dividend” the shareholder must experience a “meaningful reduction” in his proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules. Whether the sale by a shareholder pursuant to the offer will result in a “meaningful reduction” of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Shareholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Each shareholder is urged to consult his or her own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Non-U.S. Holders.  The United States federal income tax rules governing Non-U.S. Holders are complex and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders. All Non-U.S. Holders should consult their own tax advisors regarding the United States federal, state and local tax consequences, including tax reporting requirements, of the exchange of shares for cash in connection with the Reverse Stock Split. As described in “Material United States Federal Income Tax Consequences — Federal Income Tax Withholding” below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder pursuant to the Reverse Stock Split unless a reduced rate of withholding or an exemption from withholding is applicable.

If a Non-U.S. Holder’s exchange of shares for cash in connection with the Reverse Stock Split is characterized as a sale or exchange, rather than as a dividend, the shareholder generally will not be subject to United States federal income tax on such exchange unless:

(i) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

(ii) the gain is effectively connected with a United States trade or business or, if certain tax treaties apply, the gain is attributable to a permanent establishment maintained by the shareholder in the United States.

If exception (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition of the shares. If exception (ii) applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a United States person, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

If a Non-U.S. Holder is not subject to United States federal income tax, the shareholder may be entitled to a refund of the tax withheld by the depositary. Non-U.S. Holders should consult their own tax advisors regarding the possibility of obtaining a refund.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as capital gain will be determined in the manner described above (See “Material United States Federal Income Tax Consequences — Treatment as a Dividend”).

Federal Income Tax Withholding.  To prevent backup federal income tax withholding equal to 28% of the gross payments payable in connection with the exchange of shares for cash pursuant to the Reverse Stock Split, each shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must provide the depositary with the shareholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. If a shareholder properly certifies that such shareholder is awaiting a taxpayer identification number, 28% of any payment during the 60-day period following the date of the Substitute Form W-9 will be retained by the depositary and, if the shareholder properly furnishes his or her taxpayer identification number within that 60-day period, the depositary will remit the amount retained to such shareholder and will not withhold amounts from future payments under the backup withholding rules. If the shareholder does not properly furnish his or her taxpayer identification number within that 60-day period, the amount retained will be remitted to the IRS as backup withholding and backup withholding will apply to future payments.

The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the depositary and we determine that an exemption is available. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming a reduction in or exemption from such tax under the applicable income tax treaty provides through the third party withholding agent a properly completed IRS Form W-8BEN (or suitable successor form claiming the benefit of the applicable tax treaty). Alternatively, an exemption applies if the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or suitable successor or substitute form).

Information Reporting.  Information statements will be provided to shareholders whose shares are exchanged for cash in connection with the Reverse Stock Split and to the IRS, reporting the payment of the total purchase price (except with respect to shareholders that are exempt from the information reporting rules, such as corporations).

Unavailability of Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Colorado Law to holders of Xedar shares who do not vote in favor of the Reverse Stock Split.

Accounting Treatment

On the Effective Date of the Reverse Stock Split, the Company will (i) change the number of issued and outstanding common shares of Xedar by dividing the total issued and outstanding common shares by 101 and (ii) paying cash in lieu of any resulting fractional shares. The Company anticipates accounting for the repurchased shares as authorized but unissued shares.  The stated capital and additional paid-in capital dollar amounts will not change. The loss per share of common stock and book value per share of common stock will increase as a result of there being fewer shares of our common stock outstanding. We do not anticipate that any other material accounting consequence would arise as a result of the Reverse Stock Split.

Share Certificates

We have engaged the Exchange Agent to carry out the exchange of share certificates held by Cashed Out Holders for cash and for any other holders of fractional shares for cash. On the Effective Date, all share certificates evidencing ownership of Xedar shares held by Cashed Out Holders shall be deemed cancelled without further action by either the Cashed Out Holders or Xedar. Thereafter, such certificates, rather than representing an ownership interest in Xedar, will represent only the right to receive cash in the amount of $1.00 per Xedar share upon their surrender. The shares acquired by Xedar in connection with the Reverse Stock Split will be returned to the status of authorized but unissued shares.

In connection with the Reverse Stock Split, Xedar shares will be assigned a new CUSIP number. As a result, the share certificates held by Continuing Holders will be exchanged for new certificates bearing the new CUSIP number. After the Effective Date, share certificates held by Continuing Holders will represent the right to receive (i) a new share certificate with the new CUSIP number representing one share for each 101 shares outstanding prior to the Reverse Stock Split, and (ii) in lieu of any fractional shares of less than a whole share following the Reverse Stock Split, $1.00 in cash, without interest, for each share held immediately before the Reverse Stock Split that results in the fraction.

The Exchange Agent will furnish to you the necessary materials and instructions to surrender your Xedar share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Exchange Agent as instructed before you can receive the cash payment or new certificate(s). DO NOT SEND YOUR CERTIFICATES TO US AND DO NOT SEND THEM TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER AND FOLLOWED THE INSTRUCTIONS THEREIN.

No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. Xedar will pay all administrative expenses of the Reverse Stock Split.

Termination of Reverse Stock Split

Under applicable Colorado Law, the Board of Directors has a duty to act in the best interest of the Company’s stockholders. Accordingly, the Board of Directors reserves the right to abandon the Reverse Stock Split, if for any reason the Board of Directors determines that, in the best interest of the Company’s stockholders, it is not advisable to proceed with the Reverse Stock Split, even assuming the stockholders approve the transaction by vote. Although the Board of Directors presently believes that the Reverse Stock Split is in Xedar’s best interests and has recommended a vote for the Reverse Stock Split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time. Such reasons include, but are not limited to:

•
Any change in the nature of the Xedar’s shareholdings prior to the Effective Date which would result in us being unable to reduce the number of record holders of Xedar shares to below 300 as a result of the Reverse Stock Split;

•	Any change in the number of our record holders that would enable us to deregister the Xedar shares under the Exchange Act without effecting the Reverse Stock Split;

•
Any change in the number of Xedar shares that will be exchanged for cash in connection with the Reverse Stock Split that would increase the cost and expense of the Reverse Stock Split from that which is currently anticipated; or

•	Any adverse change in our financial condition that would render the Reverse Stock Split inadvisable.

If the Board of Directors decides to withdraw the Reverse Stock Split from the agenda of the Meeting, the Board of Directors will promptly notify our stockholders of the decision by mail and by announcement at the Meeting.

Unclaimed Property Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price or Continuing Holders who do not request payment for any fractional shares they may hold following the Reverse Stock Split generally will have a period of time from the Effective Date in which to claim from the Company the cash payment to which they are entitled. States may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it, or (ii) escheat of such property to the state. The “holding period” or the time period which must elapse before the property is deemed to be abandoned may vary by state. If we do not have an address for the holder of record of the shares, then unclaimed cash out payments would be turned over to our state of incorporation, the State of Colorado, in accordance with its escheat laws.

Regulatory Approvals

Xedar is not aware of any material governmental or regulatory approval required for completion of the Reverse Stock Split, other than compliance with the relevant federal and state securities laws and Colorado corporate laws.

MEETING AND VOTING INFORMATION

All shares of the Company’s common stock, no par value per share (“Common Stock”), represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted “FOR” the approval of the Reverse Stock Split and “FOR” the approval of the proposal to adjourn or postpone the Meeting if necessary or appropriate to solicit additional proxies. You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children — in which case you will receive three separate proxy cards to vote. The Company does not know of any matters, other than those described in the Notice of Special Meeting, that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the Board of Directors, as proxy for the stockholder, will have the discretion to vote on such matters in accordance with its best judgment.

Time and Place

The Meeting will be held in The Board Room at 3773 Cherry Creek North Drive, Denver, Colorado 80209, on May 28, 2009, at 1:15 p.m., Mountain Time.

Revoking Your Proxy

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Xedar Corporation, 3773 Cherry Creek North Drive, Ste. 995, Denver, Colorado 80209, Attn: Secretary.

Record Date

Only Xedar stockholders of record at the close of business on the Record Date, April 28, 2009 are entitled to vote at the Meeting. Each stockholder will be entitled to cast one vote for each Xedar share then owned, voting together as a single voting group. According to Xedar’s records, as of the Record Date, there were 35,318,526 votes entitled to be cast at the Meeting.

Quorum and Required Vote

A majority of the issued and outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

Under Colorado Law, the affirmative vote of at least a majority of a quorum of stockholders present in person or by proxy at the Meeting (i.e., if a quorum exists at the Meeting, the votes cast favoring the Reverse Stock Split must exceed the votes cast opposing the Reverse Stock Split) is required to approve the Reverse Stock Split. The executive officers and directors of Xedar, who together own approximately 18.4% of the voting power of the Xedar shares outstanding and entitled to vote at the meeting, have indicated they will vote in favor of the Reverse Stock Split. Stockholders holding Xedar shares in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Reverse Stock Split is a “non-discretionary” item, meaning that nominees cannot vote Xedar shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.” Because the affirmative vote of a majority of a quorum of Xedar shares is necessary to approve the Reverse Stock Split, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Reverse Stock Split.
THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT A QUORUM CAN BE ASSURED FOR THE SPECIAL MEETING AND YOUR XEDAR SHARES CAN BE VOTED AS YOU WISH.

Possible Adjournment of the Meeting

In the event that Xedar has not obtained a sufficient number of proxies to approve the Reverse Stock Split as of the date of the Meeting, then Xedar may also ask you to vote upon a motion to adjourn or postpone the Special Meeting in order to solicit additional votes in favor of the Reverse Stock Split to the extent necessary or appropriate to obtain the required vote necessary to approve the Reverse Stock Split. If this motion is made, a majority a majority of a quorum present in person or represented by proxy and entitled to vote at the Meeting will be required to approve the motion.

Solicitation and Costs

The enclosed proxy is solicited on behalf of the Board of Directors. In addition, proxies may be solicited by the directors, officers and other employees of Xedar, in person or by telephone, telegraph, mail, facsimile or electronic mail only for use at the Meeting. Xedar will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board of Directors’ solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding Xedar shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such Xedar shares, and we will reimburse them for their reasonable expenses.

We estimate that the repurchase of fractional Xedar shares in connection with the Reverse Stock Split and payment of associated expenses will cost approximately $36,000 and will reduce the number of record holders of the Company’s shares from approximately 320 to approximately 130. We expect that, as a result of the Reverse Stock Split and the cashing out of fractional shares held by the Cashed Out Holders and Continuing Holders, our aggregate stockholders’ equity would change from approximately $14,757,000 as of December 31, 2008, to approximately $14,743,000. Book value per share would change from $(.03) to $(.03), assuming the cash out of fractional shares had occurred on December 31, 2008. If the Reverse Stock Split is completed, holders of fractional shares will receive cash in the amount of $1.00 per share held immediately prior to the Reverse Stock Split.

We intend to finance the Reverse Stock Split by using the Company’s credit facility. It is not expected that the payment with respect to the Reverse Stock Split or the associated expenses described below will have a materially adverse effect on the Company’s capital adequacy, liquidity, results of operations or cash flow.

The following is an estimate of the expenses we expect to incur in connection with the Reverse Stock Split and the solicitation of proxies for the Special Meeting. Final costs may be higher or lower than the estimates shown below.

Approximate
Item	Cost

Legal fees	$15,000
Accounting fees	0
SSpecial meeting proxy fees (including Exchange Agent fees and administrative fees)	2,000
Printing mailing and other costs	5,000

Total	$22,000

VOTING SECURITIES

Market Price of Common Stock

Xedar’s shares trade on the OTC Bulletin Board (“OTCBB”), operated by the Financial Industry Regulatory Authority, Inc. (FINRA), under the ticker symbol XDRC.OB.  On the Record Date, the last reported sale price for our common stock on the OTCBB was $____ per share.

The following table reports, for the periods indicated, the high and low closing bid prices per share for our common stock as reported by Pink Sheets LLC.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction prices.

Period	High	Low

2008
First Quarter	$ 2.60	$ 1.50
Second Quarter	$ 2.50	$ 0.70
Third Quarter	$ 1.40	$ 0.40
Fourth Quarter	$ 0.78	$ 0.24

2007
First Quarter	$3.25	$0.90
Second Quarter	$4.85	$1.85
Third Quarter	$4.85	$2.07
Fourth Quarter	$3.60	$2.15

Dividends

Xedar has never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Stockholders

As of the Record Date there were approximately 320 holders of record of our common stock.

Stock Purchases

During the period from March 10, 2009 to April 3, 2009, Xedar repurchased 3,900 shares from current and former employees, which shares it had originally issued to the employees in December 2007.  It repurchased the shares at a price of $2.00 per share, for a total expenditure of $7,800.

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, the Company has no plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the policy, indebtedness or capitalization of the Company (iii) any change in the present Board of Directors or the management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s structure or business. There is always the possibility, however, that we may enter into an arrangement or transaction that would result in the change in control of the Company in the future, including but not limited to (A) entering into a merger or acquisition transaction, (B) making a public or private offering of our shares, or (C) entering into any other arrangement, agreement or transaction we may deem advisable. We will disclose the terms of such a transaction at the appropriate time upon the advice of counsel.

FINANCIAL INFORMATION

Historical Financial Information

Xedar’s historical financial information for the years ended December 31, 2008 and 2007, which should be read in conjunction with the consolidated financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed March 16, 2009, is hereby incorporated by reference.

 Xedar’s ratio of earnings to fixed charges, computed in a manner consistent with Item 503(d) of Regulation S-K, for the two most recent fiscal years:

(In 000s)
	2008	2007
Interest expense	$212	16
Net operating loss + interest expense	(6,217)	(4,425)
Ratio of earnings to fixed charges	-3.4%	-0.0%

Xedar’s book value, defined as total assets less liabilities and intangible assets, as of the December 31, 2008 balance sheet date, was $(1,116,000).

[[
Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of December 31, 2008, and the unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2008, show the pro forma effect of the Reverse Stock Split. The historical amounts for the fiscal year ended December 31, 2008 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed March 16, 2009, which is hereby incorporated by reference.

The pro forma information below gives effect of the Reverse Stock Split based on shares repurchased, non-recurring expenses incurred and the impact of additional borrowing to effect the Reverse Stock Split. The Reverse Stock Split assumes that 14,000 shares are purchased at a price of $1.00 per share. Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Reverse Stock Split had occurred at December 31, 2008, while the pro forma consolidated statements of operations are computed as if the Reverse Stock Split had occurred at the beginning of the periods.

The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Reverse Stock Split had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed March 16, 2009, which is hereby incorporated by reference.

Xedar Corporation
Consolidated Balance Sheet
(In 000s)
	Unadjusted at 12/31/2008	Adjustments	Adjusted at 12/31/2008
Current Assets
Cash and cash equivalents	$771,000	$469,000	$1,240,000
Accounts receivable	2,785,000		2,785,000
Other current assets	230,000		230,000
Total Current Assets	3,786,000		4,255,000

Property and equipment, net	1,824,000		1,824,000
Intangible assets, net	7,934,000		7,934,000
Goodwill	7,939,000		7,939,000
Total Assets	$21,483,000		$21,952,000

Current Liabilities
Accounts payable	$1,062,000		$1,062,000
Deferred revenue	710,000		710,000
Accrued compensation	426,000		426,000
Line of credit	1,000,000		1,000,000
Notes payable	1,815,000		1,815,000
Other liabilities	311,000		311,000
Total Current Liabilities	5,324,000		5,324,000

Capital lease obligations	81,000		81,000
Notes payable – less current portion	1,321,000		1,321,000
Total liabilities	6,726,000		6,726,000

Stockholders’ Equity
Common stock	27,300,000		27,300,000
Unearned compensation	(49,000)		(49,000)
Stockholder not receivable	(211,000)		(211,000)
Accumulated deficit	(12,283,000)	(469,000)	(11,814,000)
Total Stockholders’ Equity	14,757,000		15,226,000
Total Liabilities and Stockholders’ Equity	$21,483,000		$21,952,000

Xedar Corporation
Consolidated Statement of Operations
For the Year Ended December 31, 2008
(In 000s)
	Unadjusted	Adjustments	Adjusted
Sales	$17,755		$17,755
Cost of sales	14,891		14,891
Gross profit	2,864		2,864

Selling and Administrative Expense
Compensation and payroll taxes	2,500		2,500
Amortization of intangibles	2,794		2,794
Investor relations expense	85	$(21)	64
Legal, accounting, and outside services	1,317	(448)	869
Other expense	2,385		2,385
Total Selling and Administrative Expense	9,081		8,612

Net Operating Loss	(6,217)		(5,748)
Other Expense
Interest expense, net	(212)		(212)

Loss from continuing operations before income tax	(6,429)		(5,960)
Income tax expense	(23)		(23)

Loss from continuing operations	(6,452)		(5,983)

Net Loss	$(6,452)		$(5,983)

Net Loss per Share – Basic and Diluted
Net loss per share	(0.24)	0.02	(0.22)

Shares Used in Computing Net Loss per Share:
Basic and Diluted	26,956,180		26,956,180

Ratio of earnings to fixed charges	-3.4%		-3.7%

Xedar’s book value per share as of the date of the pro-forma consolidated balance sheet presented above:

(In 000s)
Unadjusted book value at 12/31/2008	$(1,116,000)
Costs avoided by being private	469,000
Adjusted book value at 12/31/2008	$(647,000)

AVAILABLE INFORMATION

The Reverse Stock Split will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, Xedar has filed the Schedule 13E-3 which contains additional information about Xedar. Copies of the Schedule 13E-3 are available for inspection and copying at Xedar’s principal executive offices during regular business hours by any interested stockholder of Xedar, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to Xedar Corporation, 3773 Cherry Creek North Drive, Ste. 995, Denver, Colorado 80209.

Xedar is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s internet address at www.sec.gov. We have not made any provision in connection with the Reverse Stock Split and the information contained in this Proxy Statement to grant unaffiliated stockholders access to our corporate records.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules. The Company’s Form 10-K was filed with the SEC on March 16, 2009.

This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about Xedar and its financial condition.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed March 16, 2009.

•	Our Annual Proxy Statement on Schedule 14A, filed March 16, 2009.

•	Our Current Report on Form 8-K, filed March 27, 2009

We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.

We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Xedar Corporation, 3773 Cherry Creek North Drive, Ste. 995, Denver, Colorado 80209. These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. If, however, any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors and officers of the Company may solicit proxies personally, by fax or telephone, without additional compensation.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Hugh H. Williamson, III
Hugh H. Williamson, III,Chair, President and CEO

Denver, Colorado
April ___, 2009

EXHIBIT A
PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

ARTICLES OF AMENDMENT
OF
XEDAR CORPORATION

      The following is an attachment to the Articles of Amendment of Xedar Corporation.

      Article VI is amended by adding a new subsection at the end of Article VI as follows:

“(f)           All issued and outstanding shares of Common Stock, no par value per share (the “Pre Split Common Stock”), shall be and hereby are automatically combined and reclassified (the “Reverse Stock Split”), such that each one hundred one (101) shares of Pre Split Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock, no par value per share (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. Each holder of less than 101 shares of Pre Split Common Stock immediately before the Reverse Stock Split will receive cash in the amount of $1.00, without interest, for each share of Pre Split Common Stock held immediately before the effective time of the Reverse Stock Split and will no longer be a stockholder of the Corporation upon the effective time of the Reverse Stock Split.  Each holder of 101 or more shares of Pre Split Common Stock immediately before the effective time of the Reverse Stock Split will receive one share of New Common Stock for each 101 shares of Pre Split Common Stock held before the effective time of the Reverse Stock Split, and in lieu of any fractional shares following the Reverse Stock Split, will receive $1.00 in cash, without interest, for any Pre Split Common Stock held immediately before the Reverse Stock Split that result in the fraction.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Pre Split Common Stock in exchange for certificates representing Pre Split Common Stock. Certificates representing shares of Pre Split Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.”